Exhibit 2.1

EXECUTION VERSION

EACH OF THE GUIRGUIS VENDORS, THE GRANT VENDORS

AND THE MOLNAR VENDORS, AS VENDORS OR GUARANTORS OF THE VENDORS

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1000694376 ONTARIO INC., AS PURCHASER

SHARE PURCHASE AGREEMENT

DATED DECEMBER 22, 2023

(i)

	(4)	Fees	29
	(5)	Disclosure	29
	(6)	Limitations	29
2.7	Payment on the Adjustment Date		30
2.8	Earnout Adjustment		30
	(1)	Earnout	30
	(2)	Earnout Target	30
	(3)	Earnout Payment	31
2.9	Additional Post-Closing Payments		32

Article 3 REPRESENTATIONS AND WARRANTIES			32

3.1	Representations and Warranties of the Vendors		32
	(1)	Status of Vendor Group Entities	32
	(2)	Authorization by Vendor Group Entities	33
	(3)	Enforceability of Vendor Group Entities’ Obligations	33
	(4)	Ownership of the Purchased Shares	34
	(5)	Organization of the Corporation	34
	(6)	Private Issuer	35
	(7)	Qualification to do Business	35
	(8)	Corporate Records	35
	(9)	Bankruptcy, Insolvency and Reorganization	35
	(10)	Financial Statements	35
	(11)	Books and Records	36
	(12)	Title to and Sufficiency of Assets	36
	(13)	Real Property	36
	(14)	Privacy Laws	36
	(15)	Personal Property	37
	(16)	Leased Premises	37
	(17)	Personal Property Leases	39
	(18)	Contracts	39
	(19)	Receivables, Payables and Inventory	40
	(20)	Intellectual Property	41
	(21)	Computer Systems	45

(ii)

	(22)	Compliance with Applicable, Law and Licences	48
	(23)	Compliance with Trade Laws	49
	(24)	Undisclosed Liabilities	49
	(25)	Banking Information	49
	(26)	Regulatory Approvals	49
	(27)	Absence of Conflicting Agreements	49
	(28)	Legal Proceedings and Orders	50
	(29)	Environmental Matters	50
	(30)	Employment Matters	50
	(31)	Employee Plans	53
	(32)	Customers and Suppliers	56
	(33)	Transactions with Affiliates et al	57
	(34)	Products and Services	57
	(35)	Insurance	58
	(36)	Tax Matters	58
	(37)	No Material Adverse Change	62
	(38)	Absence of Certain Changes or Events	62
	(39)	Competition Act	63
	(40)	Agents and Distributors	64
	(41)	Commissions	64
	(42)	Full Disclosure	64
3.2	Representations and Warranties of the Purchaser		64
	(1)	Incorporation and Corporate Power	64
	(2)	Authorization by Purchaser	65
	(3)	Enforceability of Obligations	65
	(4)	Commissions	65
3.3	No Waiver		65

Article 4 CLOSING ARRANGEMENTS			65

4.1	Closing		65
4.2	Vendors’ Closing Deliveries		65
4.3	Purchaser’s Closing Deliveries		66

(iii)

Article 5 CONDITIONS OF CLOSING			67

5.1	Purchaser’s Conditions		67
	(1)	Representations and Warranties	67
	(2)	Vendor Group Entities’ Compliance and Deliverables	67
	(3)	Material Adverse Change	67
	(4)	No Litigation	67
	(5)	No Law	67
	(6)	Consents and Regulatory Approvals	68
	(7)	R&W Policy	68
5.2	Condition Not Fulfilled		68
5.3	Vendors’ Conditions		68
	(1)	Representations and Warranties	68
	(2)	Purchaser’s Compliance and Deliverables	68
	(3)	No Litigation	68
	(4)	No Law	68
5.4	Condition Not Fulfilled		68

Article 6 INDEMNIFICATION			69

6.1	Survival		69
6.2	Indemnity by the Vendors		69
6.3	Indemnity by the Purchaser		70
6.4	Claim Notice		70
6.5	R&W Policy		70
6.6	Time Limits for Claim Notice for Breach of Representations and Warranties		71
	(1)	Notice by the Purchaser	71
	(2)	Notice by the Vendors	72
6.7	Monetary Limitations		72
	(1)	Damages from Vendors	72
	(2)	Damages from Purchaser	73
6.8	Limitation Periods		73
	(1)	Limitation Periods for Representations and Warranties	73
	(2)	Limitation Periods for Covenants and Other Matters	74
6.9	Calculation of Damages		74

(iv)

6.10	Agency for Non-Parties	74
6.11	Direct Claims	74
6.12	Third Party Claims	74
	(1) Rights of Indemnifying Party	74
	(2) Respective Rights on Indemnifying Party’s Assumption of Control	75
	(3) Lack of Reasonable Diligence	75
	(4) Commercially Necessary Payments Prior to Settlement	76
	(5) Other Rights of Indemnified Party	76
6.13	Interest on Damages	76
6.14	Set-off	76
6.15	No Double Recovery	76
6.16	Remoteness and Mitigation	77
6.17	Cooperation	77
6.18	Exclusive Remedy	77

Article 7 COVENANTS		77

7.1	Investigation	77
7.2	Transaction Personal Information	77
7.3	Confidentiality	78
	(1) Information to be Confidential	78
	(2) Use of Confidential Information	78
	(3) Required Disclosure	78
	(4) Corporation Information	78
7.4	Risk of Loss	79
7.5	Action During Interim Period	79
	(1) Operate in Ordinary Course	79
	(2) Negative Covenants	79
7.6	Exclusive Dealings	79
7.7	Investment Canada Act	80
7.8	Consents and Approvals	80
7.9	Notice of Certain Matters and Updates to Information	80
7.10	Preparation of Tax Returns	80
7.11	Cooperation Respecting Tax Matters	81

(v)

7.12	Tax Elections	82
7.13	Founders and Founder Shareholders	82
7.14	Transaction Personal Information	83

Article 8 TERMINATION		84

8.1	Grounds for Termination	84
8.2	Effect of Termination	84

Article 9 GENERAL		84

9.1	Expenses	84
9.2	Public Announcements	84
9.3	Notices	85
	(1) Mode of Giving Notice	85
	(2) Deemed Delivery of Notice	86
	(3) Change of Address	86
9.4	Time of Essence	86
9.5	Further Assurances	86
9.6	Entire Agreement	86
9.7	Amendment	87
9.8	Waiver	87
9.9	Severability	87
9.10	Attornment	87
9.11	Governing Law	87
9.12	Successors and Assigns; Assignment	87
9.13	Third Party Beneficiaries	87
9.14	Creation and Use of Electronic Document	87
9.15	Electronic Signatures and Deliver	88
9.16	Counterparts	88
9.17	Language	88

(vi)

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement dated the 22nd day of December, 2023 is made

AMONG:

HANY GUIRGUIS, an individual resident in the Province of Ontario (“Hany”); 2491189 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (“Guirguis Holdco”); and THE GUIRGUIS FAMILY TRUST, a trust existing under the laws of the Province of Ontario (“Guirguis Trust” and, together with Hany and Guirguis Holdco, the “Guirguis Vendors”)

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ALEXANDER GRANT, an individual resident in the Province of Ontario (“Alex”); 2491191 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (“Grant Holdco”); and THE GRANT FAMILY TRUST, a trust existing under the laws of the Province of Ontario (“Grant Trust” and, together with Alex and Grant Holdco, the “Grant Vendors”)

- and -

KENNETH MOLNAR, an individual resident in the Province of Ontario (“Ken”); 2491190 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (“Molnar Holdco”); and THE MOLNAR FAMILY TRUST, a trust existing under the laws of the Province of Ontario (“Molnar Trust” and together with Ken and Molnar Holdco, the “Molnar Vendors”)

- and -

1000694376 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (the “Purchaser”)

RECITALS

A.            The Vendors are the registered and beneficial owners of the Purchased Shares.

B.             The Purchaser is willing to purchase, and the Vendors are willing to sell, the Purchased Shares, on and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party, the Parties agree as follows:

Article 1
INTERPRETATION

1.1          Definitions. In this Agreement:

“Adjustment Date” means the third Business Day after the Closing Date Working Capital is finally determined in accordance with Section 2.5.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such first Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Agents and Distributors” has the meaning set out in Section 3.1(40).

“Agreement” means this Share Purchase Agreement and all the Exhibits and the Schedules attached hereto.

“Annual Financial Statements” means the annual unaudited financial statements of the Corporation for the fiscal years ended July 31, 2021, July 31, 2022 and July 31, 2023, true and complete copies of which are attached as Schedule 3.1(10).

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (a) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement having the force of law, (b) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively in the foregoing clauses (a) and (b), “Law”), in each case relating or applicable to such Person, property, transaction, event or other matter, and also includes, where appropriate, any interpretation of Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“ASPE” means generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting Standards for Private Enterprises, consistently applied.

“Books and Records” means the Financial Records and all other books, records, files and papers of the Corporation, including manuals and data, sales and advertising materials, sales and trading correspondence, trade association files, lists of present and former customers, personnel, employment, Employee Plans and other records, and the minute and share certificate books of the Corporation and all records, data and information stored electronically, digitally or on computer-related media.

“Business” means the business carried on by the Corporation, which includes the engineering, design, manufacturing, distribution and sale of robotics, security products, explosive ordinance disposal (EOD) products and ancillary products.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto, Ontario.

“Calculated Adjustment” has the meaning set out in Section 2.8(3)(a).

“Calculations” has the meaning set out in Section 2.5.

“Claim” means a claim for indemnification, compensation or reimbursement for Damages under this Agreement.

“Claim Basket” means an amount equal to 50% of the Retention Amount.

“Claim Notice” has the meaning set out in Section 6.4.

“Closing” means the completion of the purchase and sale of the Purchased Shares in accordance with the provisions of this Agreement.

“Closing Date” has the meaning set out in Section 4.1.

“Closing Date Balance Sheet” means the balance sheet of the Corporation as at the Effective Time, prepared in accordance with the methodologies, policies, and practices used in the preparation of the Financial Statements and the estimates in Exhibit C, as finally determined in accordance with Section 2.5.

“Closing Date Indebtedness” means the amount of all Indebtedness of the Corporation at Closing.

“Closing Date Working Capital” means the amount, whether positive or negative, equal to the total of the Corporation’s Current Assets less the total of its Current Liabilities as shown on the Closing Date Balance Sheet.

“Closing Transaction Expenses” means the Transaction Expenses remaining unpaid and outstanding as of the Closing Date.

“Computer Systems” means all computer hardware, servers, networks, peripheral equipment, computers, portable and mobile devices, data centres, Software, processed data, business applications, technology and IT infrastructure and other computer systems and services that are used by, or owned by, or accessible to the Corporation to receive, store, process or transmit data, to carry on the Business or to carry on its day-to-day operations and affairs, including any outsourced or shared systems and processes.

“Confidential Information” means, in relation to the Corporation or a Party (the “Discloser”):

(a)	all information, in whatever form communicated or maintained, whether orally, in writing, electronically, in computer readable form or otherwise, that the Discloser discloses to, or that is gathered by inspection by a Party (the “Recipient”) or any of the Recipient’s Representatives in the course of the Recipient’s review of the Transactions, whether provided before or after the date of this Agreement, including information that contains or otherwise reflects information concerning the Discloser or its businesses, affairs, financial condition, assets, liabilities, operations, prospects or activities, and specifically includes financial information, budgets, business plans, ways of doing business, business results, prospects, customer lists, forecasts, engineering reports, environmental reports, evaluations, legal opinions, names of venture partners and contractual parties, and any information provided to the Discloser by third parties under circumstances in which the Discloser has an obligation to protect the confidentiality of such information;

(b)	all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the Person preparing the same;

(c)	the existence and terms of this Agreement;

(d)	the fact that information has been disclosed or made available to the Recipient or the Recipient’s Representatives; and

(e)	the fact that discussions or negotiations are or may be taking place with respect to a possible transaction, the proposed terms of any such transaction and the status of any discussions or negotiations under this Agreement;

but does not include any information that:

(f)	is specifically permitted by the Discloser to be disclosed to a particular third party (but only in respect of such specific disclosure);

(g)	except with respect to personal information, is at the time of disclosure to the Recipient or thereafter becomes generally available to the public, other than as a result of a disclosure by the Recipient or any of the Recipient’s Representatives in breach of this Agreement;

(h)	is or was received by the Recipient on a non-confidential basis from a source other than the Discloser or its Representatives if such source is not known to the Recipient to be prohibited from disclosing the information to the Recipient by a confidentiality agreement with, or a contractual, fiduciary or other legal confidentiality obligation to, the Discloser; or

(i)	was known by the Recipient prior to disclosure in connection with the Transactions and was not subject to any contractual, fiduciary or other legal confidentiality obligation on the part of the Recipient.

“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person (other than the Corporation) which is provided for or required: (a) in respect of or pursuant to the terms of any Contract; or (b) under any Applicable Law, in either case in connection with the sale of the Purchased Shares to the Purchaser on the terms contemplated in this Agreement, to permit the Corporation to carry on the Business after Closing or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement, but does not include a Regulatory Approval.

“Contracts” means any pending and executory contracts, agreements, leases, licences, purchase orders, commitments, understandings and arrangements (whether oral or written) to which the Corporation is a party or by which the Corporation or any of its properties or assets or the Business is bound or under which the Corporation has rights or obligations, including Leases.

“Controlled Goods” has the meaning set out in Section 3.1(22)(e).

“Copyleft License” means any license that requires, or purports to require, as a condition of use, modification or distribution of software subject to such license (base software), that such base software, and other software incorporated into, derived from, used or distributed with such base software is: (a) in the case of base software and such other software, made available or distributed in a form other than binary (e.g., in source code form), (b) licensed for the purpose of preparing derivative works, (c) licensed under terms that allow the Software to be reverse engineered, reverse assembled or disassembled (other than by operation of Applicable Laws), (d) redistributable at no license fee or (e) licensed together with a grant of patent rights or the non-assertion of patent rights without further consideration. Without limiting the foregoing, Copyleft Licenses include the Affero General Public License, the Server Side Public License (SSPL), the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Copyright” means all rights, titles, interests and benefits in and to (a) all copyright and neighbouring rights in the Works, (b) all registrations for copyright and neighbouring rights, pending applications for registrations of copyright and neighbouring rights, and rights to file applications for registrations of copyright and neighbouring rights for the Works, and (c) all sui generis rights in the Databases.

“Corporation” means ICOR Technology Inc., a corporation incorporated under the laws of the Province of Ontario.

“Corporation Policies” has the meaning set out in Section 3.1(35)(a).

“COVID Support” means any support payments, loans, benefits or other incentives provided, in each case, as a result of the COVID-19 pandemic from any Governmental Authority or agency or financial institution, including without limitation the Canada Emergency Wage Subsidy (CEWS), the 10% Temporary Wage Subsidy for Employers (TWS), the Canada Emergency Rent Subsidy (CERS), the Canada Emergency Commercial Rent Assistance (CECRA) for small businesses, the Canada Emergency Business Account (CEBA) interest-free loans, the Large Employer Emergency Financing Facility (LEEFF), the Business Credit Availability Program (BCAP) offered through Export Development Canada and the Business Development Bank of Canada, the Loan Guarantee for Small and Medium-Sized Enterprises offered through Export Development Canada, the Co-Lending Program for Small and Medium-Sized Enterprises offered through the Business Development Bank of Canada, the special measures to support employers affected by COVID-19 under the Work-Sharing program of the Canada Revenue Agency, or the Regional Relief and Recovery Fund (RRRF) governed by a regional development agency (RDA).

“Cumulative Revenue” means the cumulative Net Revenue (as defined using ASPE), including bad debt expense and reduced by the sum of any rebates, refunds, returns, allowances, extraordinary commissions or similar reductions generated by the Corporation during the Earnout Period.

“Current Assets” means, without duplication, the aggregate sum of the values of cash, accounts receivable (excluding disputed balances with HK Detect and Beijing Detect), sales taxes receivable, ITCs, inventory other than the MK4 Inventory, work in process, prepaid expenses and deposits, but excluding, for greater certainty, any future income Tax assets (both current and non-current portions) and income Taxes receivable of the Corporation, and receivables from any Person with whom the Corporation does not deal at arm’s length.

“Current Liabilities” means, without duplication, accounts payable (excluding disputed balances with HK Detect and Beijing Detect), customer deposits, accrued liabilities, sales taxes payable and other current liabilities of the Corporation, excluding any amount, without duplication, that is included within Closing Date Indebtedness or Closing Transaction Expenses, income Taxes payable and future income Tax liabilities (both current and non-current portions).

“Damages” means, whether or not involving a Third Party Claim, any loss, cost, liability, claim, interest, fine, penalty, assessment, Taxes, damages available at Law or in equity (including incidental, consequential, special, aggravated, exemplary or punitive damages), expense (including consultant’s and expert’s fees and expenses and reasonable costs, fees and expenses of legal counsel on a full indemnity basis, without reduction for tariff rates or similar reductions and reasonable costs, fees and expenses of investigation, defence or settlement) or diminution in value.

“Databases” has the meaning set out in the definition of Works.

“Designs” means all industrial designs, used by or owned by the Corporation, including (a) all features of shape, configuration, pattern or ornament and combinations thereof in articles, and (b) all derivatives, modifications and improvements of the foregoing.

“Direct Claim” has the meaning set out in Section 6.4.

“Discloser” has the meaning set out in the definition of Confidential Information.

“Domain Names” means all registered domain names used by or owned by the Corporation, including those registered on behalf of the Corporation in the name of an agent or proxy.

“Draft Closing Statement” has the meaning set out in Section 2.5.

“Earnout Adjustment” means the reduction to the Initial Earnout Amount in accordance with Section 2.8, if any.

“Earnout Adjustment Amount” means the amount of the Earnout Adjustment, if any.

“Earnout Amount” means the Initial Earnout Amount minus the Earnout Adjustment Amount.

“Earnout Period” has the meaning set out in Section 2.8(1).

“Earnout Target” means Cumulative Revenue of $86,000,000.

“Effective Time” means 12:00:01 a.m. Toronto time on the Closing Date.

“Employee” means an individual who is employed by the Corporation, including on a full-time or part-time basis.

“Employee Plans” has the meaning set out in Section 3.1(31)(a).

“Environmental Law” means Applicable Law in respect of the protection of the natural environment or any species or organisms that make use of it, public or occupational health or safety, or the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

“Estimated Closing Cash Payment” has the meaning set out in Section 2.3(e).

“Estimated Closing Date Indebtedness” has the meaning set out in Section 2.3(c).

“Estimated Closing Date Working Capital” has the meaning set out in Section 2.3(a).

“Estimated Closing Transaction Expenses” has the meaning set out in Section 2.3(d).

“Estimated Working Capital Deficiency” means the amount, if any, by which the Target Working Capital is greater than the Estimated Closing Date Working Capital.

“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Closing Date Working Capital is greater than the Target Working Capital.

“Final Determination” means a determination (including pursuant to a settlement) made by a Governmental Authority of competent authority where all rights to object to or appeal from the determination (including any right to obtain relief under a competent authority or similar process) have been exhausted or have expired.

“Financial Records” means all books of account and other financial data and information of the Corporation, and includes all such records, data and information stored electronically, digitally or on computer-related media.

“Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements.

“First Quarterly Payment Date” means March 31, 2024.

“Governmental Authority” means:

(a)	any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(b)	any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c)	any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(d)	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“GST/HST” means all goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada).

“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes any contaminant, waste, or substance or material defined, prohibited, regulated or reportable pursuant to any Environmental Law.

“ICA” means the Investment Canada Act, R.S.C., 1985, c.28 (1 Supplement).

“Improvements” means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situate on, in, under, over or forming part of, any real property.

“Indebtedness” of any Person means, without duplication, the outstanding amount of all principal amounts, accrued and unpaid interest on and other payment obligations relating to (including any premiums, termination fees, expenses or breakage costs due upon prepayment of or payable in connection with the repayment or assumption in respect of):

(a)	all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)	all obligations of such Person upon which interest charges are customarily paid;

(d)	all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(e)	all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(f)	all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed;

(g)	gross Taxes payable in respect of income Taxes attributable to any taxation period of the Corporation or portion thereof ending on or prior to the Closing, and all future income Taxes payable on the untaxed portion of any ITCs included in Current Assets;

(h)	all guarantees by such Person of indebtedness of others;

(i)	all capital lease obligations of such Person;

(j)	all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee (other than letters of credit and letters of guarantee issued in support of current accounts payable incurred in the ordinary course of business);

(k)	all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(l)	all obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof;

(m)	all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for other equity securities) any equity securities of such Person, valued, in the case of redeemable equity securities, at the greater of voluntary or involuntary redemption price, plus accrued and unpaid dividends; and

(n)	any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Indebtedness of the types referred to above.

“Indemnified Party” means a Person whom the Vendors or the Purchaser, as the case may be, is required to indemnify under Article 6.

“Indemnifying Party” means, in relation to an Indemnified Party, the Party that is required to indemnify such Indemnified Party under Article 6.

“Indemnity Claim” has the meaning set out in Section 6.6(1).

“Independent Accountant” means the accounting firm of MNP LLP or, if such firm is, at the relevant time, not independent of the Parties or is unwilling or unable to act, such other accounting firm of recognized national standing in Canada, which is independent of the Parties and which has experience in purchase price dispute resolution in transactions such as the Transaction, as may be agreed by the Parties, each acting reasonably.

“Initial Earnout Amount” means $8,000,000.

“Intellectual Property” means all intellectual property and industrial property used or owned by the Corporation, throughout the world, whether or not registrable, patentable or otherwise formally protectable, and whether or not registered, patented, otherwise formally protected or the subject of a pending application for registration, patent or any other formal protection, including all Copyright, Trademarks, Inventions, Works, Designs, Know-How, Telephone Numbers, Domain Names and Social Media Identities.

“Intellectual Property Office” means (a) an official intellectual property office operated by a Governmental Authority for the issue, grant and maintenance of Intellectual Property Rights, and (b) a domain name registry operated by the operator of a top-level domain.

“Intellectual Property Rights” means all rights, titles, interests and benefits in Intellectual Property, including:

(a)	all rights, titles, interests and benefits in and to the Trademarks, including (i) all common law rights in the Trademarks, (ii) all registrations, pending applications for registration and rights to file applications for the Trademarks, and (iii) all rights of priority and all extensions of the foregoing applications and registrations for the Trademarks;

(b)	all rights, titles, interests and benefits in and to the Inventions, including the Patent Rights;

(c)	all rights, titles, interests and benefits in and to the Works, including the Copyright and the Moral Rights;

(d)	all rights, titles, interests and benefits in and to the Designs, including (i) all design patents, industrial design registrations, pending design patent applications, pending applications for industrial design registrations and rights to file applications for the Designs, and (ii) all rights of priority and all rights in provisionals, continuations, continuations-in-part, divisions, re-examinations, reissues, extensions, and other derivative applications, patents and registrations of the foregoing patents, registrations and applications for the Designs;

(e)	all rights, titles, interests and benefits in and to the Know-How;

(f)	all rights, titles, interests and benefits in and to (i) the Telephone Numbers and the accounts therefor, (ii) the Social Media Identities and the accounts therefor, and (iii) the Domain Names, the accounts therefor and the registrations thereof;

(g)	all rights, titles, interests and benefits in and to all licences, consents, permissions, covenants not to sue and other contractual rights in respect of, or relating to, the Intellectual Property;

(h)	all rights, titles, interests and benefits in and to revenues, royalties, license fees and proceeds in respect of the Intellectual Property and the rights, titles, interests and benefits set out in (a) through (f) above; and

(i)	all rights, titles, interests and benefits to enforce all rights and to obtain all remedies, including damages, accountings of profits, other compensation, and interim, temporary, interlocutory and permanent injunctions, for the infringement and other violations of the rights, titles, interests and benefits set out in (a) through (f) above.

“Interim Financial Statements” means the unaudited financial statements of the Corporation for the three (3) month period ended October 31, 2023, true and complete copies of which are attached as Schedule 3.1(10).

“Interim Period” means period from the date of this Agreement to the Closing Date.

“Inventions” means all inventions used by or owned by the Corporation, including (a) all arts, processes, machines, manufactures, compositions of matter, and (b) all improvements to the foregoing.

“Investment Canada Act” means the Investment Canada Act (Canada).

“Investment Canada Approval” means (i) 45 days shall have passed since the date certified in the receipt provided under section 13(1)(a) of the Investment Canada Act and the Minister has not sent to the Purchaser a notice under subsection 25.2(1) of the Investment Canada Act or, if such a notice has been sent, the Purchaser has subsequently received a notice from the Minister under paragraph 25.2(4)(a) of the Investment Canada Act indicating that a review of the Transactions on grounds of national security will not be made; and (ii) the Governor in Council has not issued an order under subsection 25.3(1) of the Investment Canada Act in relation to the Transactions or, if such an order has been issued, the Purchaser has subsequently received (A) a notice under paragraph 25.3(6)(b) of the Investment Canada Act indicating no further action will be taken in respect of the Transactions, or (B) a copy of an order under paragraph 25.4(1)(b) authorizing the Transactions, provided that such order is on terms and conditions satisfactory to the Purchaser, acting reasonably (in acting reasonably, the Purchaser shall agree to terms and conditions provided if they do not materially impair the ability of the Purchaser to operate and derive benefits from the Business consistent with the Business’s operations prior to the Closing). Notwithstanding anything in this Agreement to the contrary, for purposes of the Investment Canada Approval, in no event shall Purchaser or any of its Affiliates be obligated to propose or agree to accept any written undertakings or terms and conditions, to enter into any consent decree, to make any divestiture, or to accept any operational restriction, or take any other action that, in the reasonable judgement of the Purchaser, could be expected to limit the right of the Purchaser to own or operate all or any portion of its, or its Affiliates’ respective businesses or assets.

“Investment Review Division” means the Investment Review Division of Innovation, Science and Economic Development Canada.

“ITA” means the Income Tax Act, R.S.C. 1985, c. 1 (5 Supplement).

“ITCs” has the meaning set out in Section 3.1(36)(c).

“Know-How” means all know-how, trade secrets, proprietary information, confidential information and information of a sensitive nature used by or owned by the Corporation that have value to the Business or relate to business opportunities for the Business, in whatever form communicated, maintained or stored, including (a) all formulae, recipes, algorithms, procedures, device structures, concepts, drawings, designs, business methods, technical processes, specifications, manuals, drawings, prototypes, models, corporate plans, management systems and techniques, and (b) all information relating to the research, development, manufacture, marketing, sales or post-sales activities of any past, present or future goods or services, including notebooks, design documentation, costing information, advertising plans, proposals, pricing information, customer names, customer lists and other details of customers, supplier names, supplier lists and other details of suppliers, sales targets, sales statistics, market share information, market research and survey information.

“Law” has the meaning set out in the definition of “Applicable Law”.

“Leased Premises” means all real property that is leased, subleased, licensed or otherwise occupied or used by the Corporation, including all Improvements thereon, therein or thereunder, together with, all privileges and appurtenances thereto and all easements and rights-of-way used or useful in connection therewith.

“Leases” means Personal Property Leases and Premises Leases.

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, complaint, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Licence” means any licence, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the Corporation by any Governmental Authority.

“Licensed-In Intellectual Property” means all Intellectual Property (a) which is not Owned Intellectual Property, and (b) in which the Corporation has a right, interest, benefit, licence or permission to access, use, practice or otherwise enjoy or exploit, including pursuant to a Contract, covenant not to sue, custom or practice, Order or Applicable Law.

“Licensed-In Intellectual Property Rights” means all Intellectual Property Rights in the Licensed-In Intellectual Property.

“Licensed-Out Intellectual Property” means all Owned Intellectual Property which the Corporation permits or licences another Person, other than the Corporation, to access, use, practice or otherwise enjoy or exploit, including pursuant to a Contract, covenant not to sue, custom or practice, Order or Applicable Law.

“Licensed-Out Intellectual Property Rights” means all Intellectual Property Rights in the Licensed-Out Intellectual Property.

“Lien” is to be broadly interpreted and includes any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction, which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

“Limitations Act” has the meaning set out in Section 6.8(1).

“Material Adverse Change” means an event, factor or occurrence having a material adverse effect on the business, operations, assets or financial condition of the Corporation, excluding, in each case, any such event, factor or occurrence resulting from or arising out of or in connection with, either alone or in combination (and each of the following shall be excluded from any determination of whether there has been or will be a Material Adverse Change): (a) general economic, industry or market events, occurrences, developments, circumstances or conditions; (b) changes in the Canadian or global capital, credit or financial markets generally, including changes in currency exchange rates or interest rates; (c) changes in ASPE or other accounting standards, principles, or interpretations; (d) changes in political conditions (including acts of war, whether or not declared, armed hostilities or terrorism); or (e) earthquakes, hurricanes, floods, or other natural disasters.

“Material Contract” means: (a) a Contract that involves or may reasonably be expected to involve the payment to or by the Corporation of more than $50,000 over the term of that Contract; (b) a Contract or commitment relating to Indebtedness of the Corporation; (c) a Contract with an expiry date of more than one year following the Closing Date and that cannot be earlier terminated by the Corporation in its sole discretion and without penalty in accordance with the terms of such Contract; (d) a Contract that requires any notice to be given or any consent to be received in connection with a change of control of the Corporation; (e) a Contract that provides an exclusive right or license to use any Intellectual Property Rights or that grants an exclusive right or license to use any Intellectual Property Rights; or (f) a Contract containing any non-competition, non-solicitation or most favoured nation covenants or that otherwise restricts the freedom of the Corporation to carry on the Business.

“Material Supplier” means any third party who supplies services essential to the business operations, research and development, or manufacture of products or services of the Corporation. Notwithstanding the foregoing, Material Supplier specifically excludes any suppliers of ancillary products or services, including administrative or maintenance products or services.

“Minister” means such member of the King’s Privy Council for Canada as is designated by the Governor in Council as the Minister for the purposes of the Investment Canada Act.

“MK4 Inventory” means the inventory of a quality usable or saleable by the Corporation in manufacturing MK4 Units in the Ordinary Course of Business and listed in Exhibit D.

“MK4 Inventory End Date” means the third anniversary of the Closing Date; provided, however, that, if any material order for MK4 Units is received from government entities, agents, representatives or distributors located in China or Hong Kong in the form of purchase orders with typical terms and conditions (including a deposit in a typical amount) prior to the third anniversary of the Closing Date, the MK4 Inventory End Date only in respect of such orders will be extended to the fifth anniversary of the Closing Date.

“MK4 Inventory Value” means the aggregate MK4 Inventory Cost for the MK4 Inventory as set out in Exhibit D.

“MK4 Unit” means each individual unit of the Corporation’s “MK4” product.

“MK4 Unit Inventory Cost” means the cost paid by the Corporation in acquiring the MK4 Inventory as set out in Exhibit D.

“MK4 Working Capital Adjustment Amount” means the aggregate amount to be paid to the Vendors pursuant to Section 2.9.

“Moral Rights” means all rights, titles, interests and benefits in and to the moral rights and all waivers of moral rights in the Works.

“Multi-Employer Plan” means an Employee Plan that applies to or permits participation by employers that are not Affiliates of the Corporation and any “multi-employer pension plan” as that term is defined in subsection 1(1) of the Pension Benefits Act (Ontario) or an equivalent plan under pension standards legislation of another applicable Canadian jurisdiction and any “multi-employer plan” as that term is defined in subsection 8500(1) of the Income Tax Regulations (Canada).

“Notice of Objection” has the meaning set out in Section 2.6.

“Open Source Software” means any software that is licensed pursuant to (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the BSD license, the MIT license, the Eclipse Public License, the Common Public License, the Mozilla Public License, and the Artistic License; (ii) any license under which software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms; or (iii) any Copyleft License, in each case whether or not source code is available or included in such licenses.

“Option Cancellation Agreement” has the meaning set out in Section 4.2(k).

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Ordinary Course of Business” when used in relation to the taking of any action by the Corporation, means that the action:

(a)	is consistent in nature, scope and magnitude with the past practices of the Corporation and is taken in the ordinary course of normal day-to-day operations of the Corporation; and

(b)	does not require the authorization of the shareholders of the Corporation or any other separate or special authorization of any nature.

“Owned Intellectual Property” means all Intellectual Property in which the Corporation owns title.

“Owned Intellectual Property Rights” means all Intellectual Property Rights in the Owned Intellectual Property.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns, and “Parties” means every Party.

“Patent Rights” means all rights, titles, interests and benefits in and to the Inventions, including (a) all utility patents, pending utility patent applications and rights to file utility patent applications for the Inventions, (b) all rights of priority and all rights in provisionals, continuations, continuations-in-part, divisions, re-examinations, reissues, extensions and other derivative applications and patents of the foregoing patents and patent applications for the Inventions, and (c) all inventors’ certificates, utility models, applications for utility models and rights to file utility models for the Inventions.

“Payroll Expense Gross-Up Amount” means the amount of $148,519.

“Pension Plans” has the meaning set out in Section 3.1(31)(d).

“Permitted Encumbrances” means:

(a)	servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided that those servitudes, easements, restrictions, rights-of-way and other similar rights are not of such a nature as to materially adversely affect the use or value of the property subject thereto;

(b)	undetermined or inchoate liens, charges and privileges incidental to current construction or current operations, except for liens, charges and privileges related to Taxes;

(c)	statutory liens, charges, adverse claims, security interests or Liens of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to the asset or served on the Corporation or any of the Vendor Group Entities pursuant to Applicable Law or that relate to obligations not due or delinquent, except for statutory liens, charges, adverse claims, security interests or Liens related to Taxes;

(d)	assignments of insurance provided to landlords or their mortgagees or hypothecary creditors pursuant to the terms of any lease and liens, security interests or rights reserved in or granted pursuant to any lease as security for payment of rent or for compliance with the terms of that lease;

(e)	security given in the Ordinary Course of the Business to any public utility or Governmental Authority in connection with the operations of the Business, other than security for borrowed money; and

(f)	the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Personal Information” means information about an identifiable individual as defined in Privacy Law.

“Personal Property” means all machinery, equipment, furniture, motor vehicles and other chattels owned or leased by the Corporation (including those in possession of suppliers, customers and other third parties).

“Personal Property Lease” means a chattel lease, equipment lease, conditional sales contract and other similar agreement to which the Corporation is a party or under which it has rights to use Personal Property.

“Post-Closing Adjustment Amount Dispute Expenses” has the meaning set out in Section 2.6(4).

“Post-Closing Tax Period” means any taxable period other than a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means a taxation year or other fiscal period that ends on or before the Closing Date, and with respect to a Straddle Period means the portion of such period ending at Closing.

“Premises Lease” means a lease, an agreement to lease, a sublease, a licence agreement and an occupancy or other agreement under which the Corporation has the right, or has granted another Person the right, to use or occupy any Leased Premises.

“Prime Rate” means the prime rate of interest per annum quoted by Royal Bank of Canada from time to time as its reference rate of interest for Canadian dollar demand loans made to its commercial customers in Canada and which Royal Bank of Canada refers to as its “prime rate”, as such rate may be changed from time to time.

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (British Columbia), the Personal Information Protection Act (Alberta), the Act respecting the protection of personal information in the private sector (Quebec) and any comparable Law of any other jurisdiction.

“Private Issuer” means a Person:

(a)	that is not a “reporting issuer” within the meaning of the Securities Act (Ontario) as of the date of this Agreement or an “investment fund” within the meaning of National Instrument 45-106 as of the date of this Agreement;

(b)	the securities (other than non-convertible debt securities) of which:

(i)	are subject to restrictions on transfer contained in that Person’s constating documents or security holders’ agreements; and

(ii)	are beneficially owned by not more than 50 holders (not including employees and former employees of the Corporation or any Affiliate of the Corporation), provided that each holder is counted as one beneficial owner unless the holder is created or used solely to purchase or hold securities of that Person in which case each beneficial owner or each beneficiary of the holder, as the case may be, must be counted as a separate beneficial owner; and

(c)	that (i) has distributed, within the meaning of Applicable Law, securities only to Persons described in section 2.4(2) of National Instrument 45-106, or (ii) has completed a transaction and immediately following the completion of the transaction, its securities were beneficially owned by Persons described in section 2.4(2) of National Instrument 45-106 and since the completion of the transaction has distributed its securities only to Persons described in section 2.4(2) of National Instrument 45-106.

“Products and Services” has the meaning set out in Section 3.1(34)(a).

“Purchase Price” has the meaning set out in Section 2.2.

“Purchased Shares” means all of the issued and outstanding shares in the capital of the Corporation.

“Purchaser” has the meaning set out in the preamble hereto.

“Purchaser Fundamental Representations” means the representations and warranties of the Purchaser set out in Sections 3.2(1), 3.2(2), 3.2(3) and 3.2(4).

“Purchaser Indemnified Parties” means the Purchaser, the Purchaser’s Affiliates, the Corporation and their respective Representatives.

“Quarterly Payment Date” means the last day of each calendar three-month period after the First Quarterly Payment Date.

“R&W Policy” has the meaning set out in Section 6.5.

“Recall” has the meaning set out in Section 3.1(34)(e).

“Receivables” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of the Corporation together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Recipient” has the meaning set out in the definition of Confidential Information.

“Reference Date” means July 31, 2020.

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit, waiver or acknowledgement that may be required from any Person pursuant to Applicable Law or under the terms of any Licence or the conditions of any Order (a) in connection with the Transactions, (b) to permit the Corporation to carry on the Business after Closing, or (c) which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

“Representative” when used with respect to a Person means each director, officer, employee, consultant, financial adviser, legal counsel, accountant and other agent, adviser or representative of that Person.

“Required Consents and Notices” has the meaning set out in Section 3.1(18)(d).

“Retention Amount” means the retention amount under the R&W Policy.

“Review Period” has the meaning set out in Section 2.5.

“Social Media Identities” means all social media usernames and other Internet identities used by or owned by the Corporation, and all account information relating thereto.

“Software” means all software, computer programs, applications, firmware, plug-ins, application programming interfaces, software interfaces, compilers, layouts, interfaces, applications and tools that are used or owned by the Corporation, including all versions thereof, whether installed locally, on a local area network or delivered through the internet, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and further including any and all modifications, changes, releases, versions, upgrades, updates or patches of any of the foregoing.

“Specific Contract Disclosure Schedules” means Schedule 3.1(16), Schedule 3.1(17), Schedule 3.1(20)(d) and Schedule 3.1(30).

“Statutory Plans” means statutory benefit plans which the Corporation is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

“Straddle Period” means a taxation year or fiscal period that includes, but does not begin or end on, the Closing Date.

“Stub Period Returns” has the meaning set out in Section 7.10(1).

“Target Working Capital” means the amount of $11,950,000.

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, applications (including any documents filed under section 125.7 ITA), information returns, refund claims, and statements or other documents (whether tangible, electronic or other form) in respect of Taxes that are filed or required to be filed with any applicable Governmental Authority, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form.

“Taxes” means, with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, GST/HST, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Authority and any instalments in respect thereof, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person, and “Tax” means any one of such Taxes.

“Technology” means any and all (a) technology, formulae, algorithms, procedures, processes, methods, techniques, systems, know-how, ideas, creations, inventions and invention disclosures, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice), (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel, and other information, research, and materials, (c) specifications, designs, models, devices, prototypes schematics, manuals and development tools, (d) software, content, and other works of authorship, (e) databases, (f) trademarks, (g) domain names and social media accounts, (h) trade secrets and (i) tangible embodiments of any of the foregoing, in each case, in any form or media, whether or not specifically listed in this definition.

“Telephone Numbers” means all telephone numbers, facsimile numbers, common short codes and quick response codes used by or owned by the Corporation.

“Third Party Claim” has the meaning set out in Section 6.4.

“Threatened”, when used in relation to a Legal Proceeding or other matter, means that a demand or statement (oral or written) has been made or a notice (oral or written) has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future or that an event has occurred or circumstances exist that would lead a reasonable Person to conclude that a Legal Proceeding or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Trade Laws” means any applicable Law or Order related to dealings with certain persons, countries or regions or the sale, marketing, promotion, export or re-export of services, goods or Technology, or the facilitation of such dealings or other activities, including the Corruption of Foreign Public Officials Act (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the anti-terrorism Laws in the Criminal Code (Canada), the Defence Production Act (Canada), the Export and Import Permits Act (Canada) and any Law promulgated or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury, the United States Department of Commerce or any other department or agency of the United States Federal government, the United States Foreign Corrupt Practices Act of 1977, the Arms Export Control Act, the Trading with the Enemy Act of 1917, the International Emergency Economic Powers Act, the Export Administration Act of 1979, the Tariff Act of 1930, the Export Administration Regulations, the International Traffic in Arms Regulations and the United States Customs Regulations, the UK Bribery Act or any other applicable Law related to the conduct of business with Governmental Authorities.

“Trademarks” means all registered and unregistered trade-marks used by or owned by the Corporation, including (a) all service marks, official marks, slogans, logos, certification marks and collective marks, (b) all trade dress, and (c) all corporate names, partnership names, business names, fictitious names and other trade names.

“Transaction Expense” means any cost or expense of any kind or nature incurred by, paid by, or to be paid by, the Corporation in connection with the Transactions and this Agreement, as well as any related sale or financing process, including, in each case and without duplication, (a) any fee or expense of any investment banker, financial advisor, legal counsel, accountant or other professional advisor, (b) any premium or related cost for any directors’ and officers’ liability insurance purchased by the Corporation in connection with the Transactions, (c) the aggregate amount payable with respect to payments, bonuses (discretionary or otherwise) or severance which become due or are otherwise required to be made (to employees, optionholders or otherwise) as a result of consummation of the Transactions or as a result of any change in control or similar provisions (including in each case the employer portion of any payroll, employment, social security or similar Taxes associated with any of the foregoing, if applicable), and (d) any payment, consideration, costs or fees associated with the assignment, termination or modification of any Contracts contemplated by the terms hereof or in relation to obtaining any Consents or Regulatory Approvals.

“Transaction Personal Information” means any Personal Information in the possession, custody or control of the Corporation or any Vendor Group Entity at Closing, including Personal Information about Employees, suppliers, customers, directors, officers or shareholders of the Corporation that is:

(a)	disclosed to the Purchaser or any Representative of the Purchaser prior to the Closing by any Vendor Group Entity, the Corporation or its Representatives or otherwise; or

(b)	collected by the Purchaser or any Representative of the Purchaser prior to the Closing from any Vendor Group Entities, the Corporation or its Representatives or otherwise,

in either case in connection with the Transactions.

“Transactions” means the purchase and sale of the Purchased Shares and the other transactions contemplated by this Agreement.

“Vendor Fundamental Representations” means the representations and warranties of the Vendors set out in Sections 3.1(1) (Status of Vendor Group Entities), 3.1(2) (Authorization by Vendor Group Entities), 3.1(3) (Enforceability of the Vendor Group Entities’ Obligations), 3.1(4) (Ownership of the Purchased Shares), 3.1(5) (Organization of the Corporation), 3.1(6) (Private Issuer), 3.1(12) (Title to and Sufficiency of Assets) and 3.1(41) (Commissions).

“Vendor Group Entities” means the Guirguis Vendors, the Grant Vendors and the Molnar Vendors, and “Vendor Group Entity” means any of them.

“Vendor Indemnified Parties” means the Vendors, their Affiliates and their respective Representatives.

“Vendor Tax Representations” means the representations and warranties of the Vendors set out in this Agreement relating to Tax, including the representations and warranties in Section 3.1(36).

“Vendors” means the Guirguis Trust, the Grant Trust and the Molnar Trust, and “Vendor” means any of them.

“Works” means all works and subject matter used by or owned by the Corporation in which copyright, neighbouring rights or moral rights subsist, including (a) Software, (b) all databases and database layouts (the “Databases”), (c) all documents and other works relating to the Software or the Databases, (d) all other literary, artistic, pictorial, graphic, musical, dramatic and audio-visual works, (e) all compilations of the foregoing, and (f) all derivatives, enhancements and modifications of the foregoing.

1.2           Accounting Principles. Whenever in this Agreement reference is made to generally accepted accounting principles, or to ASPE, such reference shall be deemed to be to generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting Standards for Private Enterprises, applicable as at the date on which such principles are to be applied or on which any calculation or determination is required to be made in accordance with generally accepted accounting principles.

1.3           Actions on Non-Business Days. If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

1.4          Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement:

(a)	all dollar amounts referred to in this Agreement are stated in the lawful currency of Canada;

(b)	any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, by cash, by certified cheque or by any other method that provides immediately available funds; and

(c)	except in the case of any payment due on the Closing Date, any payment due on a particular day must be received by and be available to the payee not later than 4:00 p.m. on the due date at the payee’s address for notice under Section 9.3 or such other place as the payee may have specified in writing to the payor in respect of a particular payment, and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.5          Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

1.6          Calculation of Time. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Toronto time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Toronto time on the next succeeding Business Day.

1.7          Knowledge. Where any representation, warranty or other statement in this Agreement is expressed to be made by the Vendors to their knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Vendors or the Corporation or of which any Vendor or the Corporation is aware, it shall mean such knowledge as is actually known to any Vendor Group Entity or which would have or should have come to the attention of any Vendor Group Entity following reasonable inquiry.

1.8          Tender. Except as otherwise provided in Section 2.4, any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by official bank draft drawn upon a Canadian chartered bank, by negotiable cheque payable in Canadian dollars and certified by a Canadian bank listed in Schedule 1 to the Bank Act (Canada), by wire transfer of immediately available funds in accordance with wire instructions given by the payee Party, or by another method that provides for immediately available funds as agreed between the Parties.

1.9          Additional Rules of Interpretation.

(1)             Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders, and words in the singular include the plural and vice versa.

(2)             Headings and Table of Contents. The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3)             Section References. Unless the context requires otherwise, references in this Agreement to Articles, Sections, Schedules or Exhibits are to Articles or Sections of this Agreement, and Schedules or Exhibits to this Agreement.

(4)            Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5)             References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6)            Statute References.  Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(7)             Document References. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

1.10        Schedules and Exhibits. The following are the Schedules and Exhibits attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

EXHIBITS

A	Vendors and Purchased Shares
B	Vendor Accounts
C	Closing Date Working Capital Calculation
D	MK4 Inventory

SCHEDULES

3.1(5)	Authorized Capital and Other Information Concerning the Corporation
3.1(7)	Jurisdictions where Corporation Licensed or Qualified
3.1(10)	Financial Statements
3.1(11)	Books and Records
3.1(12)	Asset Locations and Brief Description
3.1(15)	Personal Property
3.1(16)	Leased Premises
3.1(18)	Contracts
3.1(18)(d)	Contract Notices and Consents
3.1(20)(a)	Registrations of Owned Intellectual Property
3.1(20)(b)	Unregistered Trademarks
3.1(20)(d)	Licensed-In and Licensed-Out Intellectual Property
3.1(22)	Licences
3.1(22)(f)	COVID Support
3.1(25)	Bank Accounts and Safety Deposit Boxes
3.1(26)	Regulatory Approvals
3.1(30)	Employees and Collective Agreements
3.1(31)	Employee Plans
3.1(32)	Customers and Suppliers
3.1(35)	Insurance Policies and Claims
3.1(40)	Agents and Distributors

Unless the context otherwise requires, words and expressions defined in this Agreement will have the same meanings in the Schedules, and the interpretation provisions set out in this Agreement apply to the Schedules. Unless the context otherwise requires, or a contrary intention appears, references in the Schedules to a designated Article, Section, or other subdivision refer to the Article, Section, or other subdivision, respectively, of this Agreement. Unless otherwise indicated, no reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material. The information contained in the Schedules is intended only to qualify and limit the representations, warranties and covenants of the Vendors contained in this Agreement. The numbering of the Schedules corresponds with the numbering of Sections of this Agreement. Any matter disclosed in any Schedule shall be considered disclosed also for other Schedules for which it is reasonably apparent that such matter is pertinent to the other Schedules. The Schedules and all information contained in them is confidential and may not be disclosed to any other Person except as permitted pursuant to this Agreement.

Article 2
PURCHASE OF SHARES

2.1          Purchase and Sale. On and subject to the terms and conditions of this Agreement, the Vendors hereby agree to sell, assign and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from the Vendors, the Purchased Shares. In particular, each Vendor hereby agrees to sell, assign and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from each Vendor, the specific number of Purchased Shares opposite each Vendor’s name in Exhibit A.

2.2          Amount of Purchase Price. The aggregate price payable by the Purchaser to the Vendors for the Purchased Shares shall be $60,000,000 (as amended by the calculations below, the “Purchase Price”):

(a)	plus the amount, if any, by which the Closing Date Working Capital (for greater certainty, as finally determined in accordance with Section 2.5) is greater than the Target Working Capital;

(b)	minus the amount, if any, by which the Target Working Capital is greater than the Closing Date Working Capital (for greater certainty, as finally determined in accordance with Section 2.5);

(c)	minus the amount, if any, of the Closing Date Indebtedness;

(d)	minus the amount, if any, of the Closing Transaction Expenses;

(e)	minus the Earnout Adjustment Amount, if any, determined in accordance with Section 2.8;

(f)	plus the MK4 Working Capital Adjustment Amounts, if any, paid in accordance with Section 2.9; and

(g)	plus the Payroll Expense Gross-Up Amount.

The Vendors represent and warrant that the Payroll Expense Gross-Up Amount is a good faith estimate of the consequence of paying bonuses in 2024 rather than 2023.  The Payroll Expense Gross-Up Amount shall be adjusted up or down to reflect changes to that number arising due to: (i) the bonus amounts actually paid changing from the Parties’ expectations; or (ii) changes in rates for the relevant deductions, and an amount equal to such adjustment shall be paid to the Purchaser (in the case of a downward adjustment) or to the Vendors (in the case of an upward adjustment) within five Business Days of the final determination thereof. Subject to its final determination in accordance with this Agreement, the Purchase Price shall be allocated amongst the Purchased Shares in accordance with the allocation set out in Exhibit A. The Purchaser and the Vendors covenant and agree to file their respective Tax Returns in accordance with such allocations.

2.3          Estimated Closing Statement. Five days prior to the Closing Date, the Vendors, acting reasonably, will provide to the Purchaser a statement that sets forth:

(a)	a reasonable estimate of the Closing Date Working Capital as at the Effective Time (the “Estimated Closing Date Working Capital”);

(b)	a calculation of the Estimated Working Capital Deficiency (if any) or Estimated Working Capital Surplus (if any) based on the Estimated Closing Date Working Capital;

(c)	a reasonable estimate of the Closing Date Indebtedness as at the Effective Time (the “Estimated Closing Date Indebtedness”);

(d)	a reasonable estimate of the Closing Transaction Expenses as at the Effective Time (the “Estimated Closing Transaction Expenses”); and

(e)	a calculation of the portion of the Purchase Price payable at Closing (the “Estimated Closing Cash Payment”) being an amount equal to $60,000,000:

(i)	minus the Estimated Working Capital Deficiency (if any);

(ii)	plus the Estimated Working Capital Surplus (if any);

(iii)	minus the Estimated Closing Date Indebtedness (if any);

(iv)	minus the Estimated Closing Transaction Expenses (if any);

(v)	minus the Initial Earnout Amount and

(vi)	plus the Payroll Expense Gross-Up Amount.

2.4          Payments on Closing Date.

(a)	At the Closing, the Purchaser shall pay and satisfy the Estimated Closing Cash Payment by paying such amount by wire transfer to the coordinates set out in Exhibit B.

The Parties acknowledge and agree that, once paid by the Purchaser in accordance with Section 2.4(a), the amount of each Vendor’s pro rata share of the Estimated Closing Cash Payment (calculated in accordance with Exhibit A) shall be distributed to each Vendor. For greater certainty, the Vendors shall distribute the Estimated Closing Cash Payment once paid by the Purchaser in accordance with Section 2.4(a), and the Purchaser’s sole obligation in this regard will be to make the payment in accordance with Section 2.4(a).

(b)	Other than bonuses required to be made to employees as a result of consummation of the Transactions, the Vendors are not aware of any Transaction Expenses to be included in the calculation of the Purchase Price or the Estimated Closing Cash Payment. Further, the only Closing Date Indebtedness of which the Vendors are aware are (a) the amounts owing to the Vendor Group Entities for loans and in connection with previous share redemptions, (b) the amount that will be payable under the Option Cancellation Agreement, and (c) the amount owing to The Bank of Nova Scotia in connection with the Corporation’s operating line. On the Closing Date and immediately following the Closing, the Purchaser shall arrange for the Corporation to pay and satisfy the Transaction Expenses and Closing Date Indebtedness set out in the statement provided pursuant to Section 2.3.

2.5          Preparation of the Closing Statement.

(1)             Draft Closing Statement. Promptly after the Closing Date, the Purchaser shall prepare and deliver to the Vendors no later than the 90th day following the Closing Date, a statement (the “Draft Closing Statement”) setting forth the following:

(a)	a draft of the Closing Date Balance Sheet;

(b)	a calculation of the Closing Date Working Capital;

(c)	a calculation of the Closing Date Indebtedness;

(d)	a calculation of the Closing Transaction Expenses; and

(e)	a calculation of the Purchase Price (excluding the Initial Earnout Amount, the Earnout Adjustment Amount and the MK4 Working Capital Adjustment Amounts) based on the foregoing.

(2)             Review Period. During the period from the date of delivery of the Draft Closing Statement until the date no later than 40 days after delivery of the Draft Closing Statement (the “Review Period”) the Purchaser shall give the Vendors and their Representatives timely access, and shall ensure that the Corporation’s accountant(s) and/or auditor(s) give timely access, to the Books and Records and personnel of the Corporation as the Vendors and their Representatives may reasonably request in order to enable the Vendors to reasonably assess the Draft Closing Statement and the calculations described in Section 2.5(1) (such calculations being the “Calculations”), including any books and records relating to, or created in connection with, the preparation of the Draft Closing Statement.

2.6          Dispute Settlement.

(1)             Acceptance; Deemed Acceptance. If the Vendors object to any item(s) on the Closing Date Balance Sheet or any of the Calculations, the Vendors may so notify the Purchaser by delivering to the Purchaser a written notice to that effect (a “Notice of Objection”) prior to the expiry of the Review Period. If the Vendors do not give a Notice of Objection in accordance with the foregoing, the Vendors will be deemed to have accepted the Closing Date Balance Sheet and the Calculations, and, thereupon, the Closing Date Balance Sheet and the Calculations shall be final and binding for purposes hereof, absent manifest error or fraud.

(2)             Independent Accountant. Any Notice of Objection given by the Vendors shall set forth in detail the particulars of all items in the Closing Date Balance Sheet and the Calculations that the Vendors are disputing. The Parties shall then work expeditiously and in good faith to resolve all of the items in dispute set out in the Notice of Objection within 10 Business Days following the receipt by the Purchaser of the Notice of Objection. If the Vendors’ objections are so resolved, the Closing Date Balance Sheet and the Calculations, with such changes as are agreed to by the Purchaser and the Vendors in writing, shall be final and binding for purposes of this Agreement. Any items in dispute that are not resolved by the end of such 10-Business Day period shall be submitted by the Parties, within 10 Business Days following the end of such initial 10-Business Day period, to a chartered professional accountant who is an individual partner of the Independent Accountant. The Parties shall instruct the Independent Accountant to, as promptly as practicable (but in any event within 45 days following its appointment), make a determination in respect of all disputed matters based solely on written submissions of the Parties given by them to the Independent Accountant. The submissions of each Party shall be disclosed to the other Parties and each other Parties shall be afforded a reasonable opportunity to respond thereto.

(3)             Limitations. In resolving any dispute submitted to it pursuant to this Section 2.6, the Independent Accountant may not assign a value to any disputed item that is greater than the greatest value claimed by the Purchaser or the Vendors at the time the Independent Accountant is retained in respect of such dispute or less than the smallest value claimed for the item by the Purchaser or the Vendors at such time. The scope of the matters to be resolved by the Independent Accountant in connection with any dispute submitted to it pursuant to this Section 2.6 is limited to whether the preparation of the Closing Date Balance Sheet and Calculations were done in accordance with this Agreement, and the Independent Accountant is not to make any other determination with respect thereto unless jointly requested in writing by the Purchaser and the Vendors. In making its determination, the Independent Accountant will act as an expert and not as an arbitrator. The findings and determinations of the Independent Accountant as set forth in its written report shall be deemed final, conclusive, and binding upon the Parties and shall not be subject to appeal or review for any reason, except with respect to any mathematical errors or fraud. The Vendors and the Purchaser shall be entitled to have a judgment entered on such written report in any court of competent jurisdiction.

(4)             Fees. The fees, expenses, and other charges or disbursements of or reimbursements to the Independent Accountant and the reasonable legal and professional fees and expenses of the Vendors and the Purchaser relating to any dispute submitted to the Independent Accountant pursuant to this Section 2.6 (collectively, for the purposes of this Section 2.6, the “Post-Closing Adjustment Amount Dispute Expenses”) shall be borne jointly and severally by the Vendors, on the one hand, and the Purchaser, on the other hand, based on the inverse of the percentage that the Independent Accountant’s determination in respect of such dispute bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total $500,000 and the Independent Accountant awards $300,000 in favour of the Vendors’ position, 60% of the Post-Closing Adjustment Amount Dispute Expenses shall be borne by the Purchaser and 40% of the Post-Closing Adjustment Amount Dispute Expenses shall be borne jointly and severally by the Vendors.

(5)             Disclosure. The Purchaser and the Vendors shall cooperate with the Independent Accountant during its resolution of any dispute submitted to the Independent Accountant pursuant to this Section 2.6 and make readily available to the Independent Accountant all relevant Books and Records and any working papers (including those of the Purchaser’s and the Vendors’ respective accountants) relating to the Closing Date Balance Sheet, Calculations and/or Notice of Objection and all other items reasonably requested by the Independent Accountant in connection therewith.

(6)             Limitations. Notwithstanding anything herein, the procedures set out in this Section 2.6 for resolving disputes with respect to the Closing Date Balance Sheet and/or any of the Calculations are the sole and exclusive method of resolving those disputes. However, this Section 2.6(6) will not prohibit the Purchaser or the Vendors from commencing litigation to compel specific performance of this Section 2.6 or to enforce any determination of the Independent Accountant made in accordance herewith.

2.7          Payment on the Adjustment Date. On the Adjustment Date: (a) the Purchaser shall pay to the Vendors by wire transfer to the coordinates set out in Exhibit B, the amount, if any, by which the Purchase Price (excluding the MK4 Working Capital Adjustment Amounts) exceeds the Estimated Closing Cash Payment; or (b) the Vendors, jointly and severally, shall pay to the Purchaser the amount, if any, by which the Estimated Closing Cash Payment exceeds the Purchase Price (excluding the MK4 Working Capital Adjustment Amounts).

2.8          Earnout Adjustment.

Earnout. The Earnout Amount will be reduced (and, for greater certainty, such reduction may result in a nil amount) in accordance with this Section 2.8 if the Corporation does not achieve the Earnout Target during the period from the Closing Date until the date that is the third anniversary of the Closing Date (the “Earnout Period”).

Earnout Target. For greater certainty, the Earnout Target is a cumulative figure and the Earnout Adjustment Amount will be determined as follows:

(a)	if the Corporation achieves Cumulative Revenue of 100% or more of the Earnout Target, there will be no Earnout Adjustment;

(b)	if the Corporation achieves Cumulative Revenue of less than 100% of the Earnout Target but equal to or more than 90% of the Earnout Target during the Earnout Period, there will be a Earnout Adjustment and the Earnout Adjustment Amount will be calculated on a linear basis such that:

(i)	there is no Earnout Adjustment for achieving 100% of the Earnout Target, and

(ii)	there is a Earnout Adjustment in the amount of $4,000,000 for achieving 90% of the Earnout Target,

using the following formula:

Earnout Adjustment Amount = $4,000,000 x (1 – Adjustment Factor)

where

Adjustment Factor = (Cumulative Revenue/Earnout Target – 0.9) x 10

For example, if Cumulative Revenue of $81,700,000 is achieved by the Corporation, being 95% of the Earnout Target, the Earnout Adjustment Amount would be equal to $2,000,000 and the Earnout Amount would be adjusted to $6,000,000; and

(c)	if the Corporation achieves Cumulative Revenue of less than 90% of the Earnout Target, the Earnout Adjustment Amount will equal to the Initial Earnout Amount, and the result would be that the Earnout Amount would be reduced to nil.

(2)             Earnout Payment. The Earnout Adjustment Amount, if any, shall be determined immediately following the last day of the Earnout Period in accordance with the following procedure:

(a)	Within 60 days after the end of the Earnout Period, the Purchaser shall deliver to the Vendors the Purchaser’s calculation of the Earnout Adjustment Amount (the “Calculated Adjustment”). For greater certainty, the Earnout Amount shall not be paid until after the Earnout Adjustment Amount, if any, has been determined after the end of the Earnout Period in accordance with this Section 2.8, regardless of whether the Corporation achieves Cumulative Revenue equal to the Earnout Target prior to the end of the Earnout Period.

(b)	The Vendors shall have the right to dispute in writing the Calculated Adjustment within 15 days following delivery of the calculation of the Calculated Adjustment (such 15-day period, the “Notice Period”). If the Purchaser does not receive a notice of such a dispute from the Vendors within the Notice Period, the Calculated Adjustment shall be deemed to be the Earnout Adjustment Amount and the Earnout Amount shall be final and binding for purposes hereof, absent manifest error or fraud. If the Purchaser receives a notice of such a dispute from the Vendors within the Notice Period, then the Purchaser and the Vendors shall, for an additional 10 days following the Purchaser’s receipt of such notice of dispute (such additional 10-day period, the “Resolution Period”), attempt to reach agreement on the Calculated Adjustment.

(c)	If no resolution of this dispute is finalized within the Resolution Period, undisputed amounts shall be paid by the Purchaser to the Vendors in accordance with Section 2.8(3)(d), and only the disputed items or amounts shall be submitted for review and final determination by an Independent Accountant. The Independent Accountant shall review all relevant data, including any necessary books and records of the Purchaser and the Corporation, to determine the changes to the Calculated Adjustment, if any, necessary to resolve only the disputed items or amounts. The determination by the Independent Accountant shall be made as promptly as practical, but in no event, beyond 30 days, and shall be final and binding on the parties hereto. In the event that the final Earnout Adjustment Amount differs from the Calculated Adjustment by a positive number, the costs of the Independent Accountant shall be borne by the Purchaser. In the event that the final Earnout Adjustment Amount differs from the Calculated Adjustment by a negative number, the costs of the Independent Accountant shall be borne by the Vendors.

(d)	Within 10 Business Days following the final determination of the Earnout Amount in accordance with the foregoing, the Purchaser shall pay to the Vendors, in their pro rata shares set out in Exhibit A by wire transfer to the coordinates set out in Exhibit B, the Earnout Amount, if any.

2.9          Additional Post-Closing Payments.

(a)	Within 30 days after the First Quarterly Payment Date and within 30 days after each subsequent Quarterly Payment Date, the Purchaser shall pay to the Vendors an amount equal to the MK4 Unit Inventory Cost for the relevant MK4 Unit Inventory included in the MK4 Units sold by the Corporation (reduced by the sum of any rebates, refunds, returns, allowances, extraordinary commissions or similar reductions) since the preceding Quarterly Payment Date or, in the case of First Quarterly Payment Date, since the Closing Date.

(b)	The Purchaser shall have no obligation to make any payment pursuant to this Section 2.9 after the earlier of:

(i)	the date on which the aggregate of all payments pursuant to this Section 2.9 equals the MK4 Inventory Value; and

(ii)	the MK4 Inventory End Date.

(c)	For the avoidance of any doubt, the maximum amount of the payments to be made pursuant to this Section 2.9 shall, in no circumstance, exceed the MK4 Inventory Value.

(d)	Each payment made pursuant to this Section 2.9 shall be treated by the Parties as an adjustment to the Purchase Price as if the amount of such payment was an addition to the Closing Date Working Capital.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Vendors. As a material inducement to the Purchaser’s entering into this Agreement and completing the Transactions and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendors set out in this Section 3.1, the Vendors jointly and severally represent and warrant to the Purchaser as follows:

(a)	Status of Vendor Group Entities. Each Vendor Group Entity that is an individual has full capacity to execute legal agreements and is resident in the Province of Ontario.

(b)	Each Vendor Group Entity that is a trust is duly established, validly existing and in good standing under the laws of the Province of Ontario. In particular:

(i)	Guirguis Family Trust is governed by Applicable Law and a deed of trust made as of January 16, 2006 between Nemer Abourizk, as settlor, and Hany Guirguis, as trustee;

(ii)	Grant Family Trust is governed by Applicable Law and a deed of trust made as of January 16, 2006 between Nemer Abourizk, as settlor, and Alexander Grant, as trustee; and

(iii)	Molnar Family Trust is governed by Applicable Law and a deed of trust made as of January 16, 2006 between Nemer Abourizk, as settlor, and Kenneth Molnar, as trustee.

(c)	Each Vendor Group Entity that is not an individual or a trust: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and (ii) is duly qualified or licensed to carry on its business and is good standing in every jurisdiction in which the nature of its business or the property or assets owned or leased by it makes that qualification necessary.

(d)	Each Vendor Group Entity has the power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments. Each Vendor Group Entity has the power, authority and capacity to own and dispose of the Purchased Shares to the Purchaser.

(e)	No act or proceeding has been taken or authorized by or against any Vendor Group Entity by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of any Vendor Group Entity or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, any Vendor Group Entity and, to the knowledge of the Vendors, no such proceedings have been Threatened by any other Person.

(2)             Authorization by Vendor Group Entities. The execution and delivery of this Agreement and all other agreements and instruments to be executed by the Vendor Group Entities as contemplated herein, and the completion of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Vendor Group Entities and, if applicable, their shareholders and trustees.

(3)             Enforceability of Vendor Group Entities’ Obligations. This Agreement constitutes the valid and binding obligation of each Vendor Group Entity enforceable against each Vendor Group Entity in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. No Vendor Group Entity is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and no Vendor Group Entity will become an insolvent person as a result of the Closing. There is no Legal Proceeding in progress, pending, or, to the knowledge of the Vendors, Threatened against or affecting any Vendor Group Entity or affecting the title of any Vendor to any of the Purchased Shares at law or in equity. To the knowledge of the Vendors, there are no grounds on which any such Legal Proceeding might be commenced and there is no Order outstanding against or affecting any Vendor Group Entity which, in any such case, affects adversely or might affect adversely the ability of any Vendor Group Entity to enter into this Agreement or to perform its obligations hereunder.

(4)            Ownership of the Purchased Shares. The Vendors are the registered and beneficial holders of the Purchased Shares with good and marketable title thereto, free and clear of all Liens. Exhibit A sets forth for each Vendor: (i) the full legal name of the Vendor, (ii) the address of the Vendor, and (iii)the number and type (voting or non-voting) of Purchased Shares held by such Vendor. No Person other than the Purchaser has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase or other acquisition from any Vendor of any of the Purchased Shares. There are no restrictions of any kind on the transfer of the Purchased Shares except those set out in the articles of incorporation of the Corporation, as amended. The Purchased Shares have been validly issued in compliance with Applicable Law and are fully paid and non-assessable.

(5)             Organization of the Corporation.(a)

(a)	The information set out in Schedule 3.1(5) concerning the name and jurisdiction of incorporation, the authorized, issued and outstanding shares and the directors and officers of the Corporation is true and complete. The Corporation is incorporated, organized and subsisting under the laws of the Province of Ontario. Except as disclosed in Schedule 3.1(5), the Corporation has never conducted the Business under any name other than its current corporate name.

(b)	Except as disclosed in Schedule 3.1(5), there are no shareholders’ agreements governing the affairs of the Corporation or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Corporation. Each of the agreements disclosed in Schedule 3.1(5) and all other shareholders’ agreements governing the affairs of the Corporation or the relationship, rights and duties of its shareholders, and all voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Corporation, shall terminate and be of no further force or effect on or prior to the Closing. Schedule 3.1(5) sets out a list of all shares in the capital of the Corporation that have been cancelled by the Corporation, which share cancellations were completed in accordance with the constating documents of the Corporation and Applicable Law and fully discharged all obligations and Liabilities of the Corporation in respect of such cancelled shares.

(c)	Except as disclosed in Schedule 3.1(5), there are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding that would enable any Person to purchase or otherwise acquire any shares or other securities of the Corporation, including any securities convertible into or exchangeable or exercisable for shares or other securities of the Corporation. The obligations disclosed in Schedule 3.1(5) have been properly authorized by the Corporation and represent valid obligations of the Corporation. The Option Cancellation Agreement will extinguish all rights under the documents disclosed in Schedule 3.1(5), and the Corporation shall have no obligations under any document disclosed in Schedule 3.1(5) other than to make the payment under the Option Cancellation Agreement.

(d)	The Corporation does not have a direct or indirect equity or other ownership interest in any other Person.

(6)             Private Issuer. The Corporation is a Private Issuer.

(7)             Qualification to do Business. The Corporation is registered, licensed or otherwise qualified to do business under the laws of the jurisdictions specified in Schedule 3.1(7), and neither the character nor the location of the properties and assets owned by the Corporation nor the nature of the Business requires registration, licensing or other qualification under the laws of any other jurisdiction. The Corporation has all necessary corporate power, authority, and capacity to carry on the Business and to own or lease and operate its property and assets as now carried on and owned or leased and operated.

(8)            Corporate Records. The minute books of the Corporation have been maintained in accordance with Applicable Law and contain true, correct and complete copies of its articles, its by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. All meetings of directors and shareholders of the Corporation have been duly called and held and all resolutions have been duly passed in accordance with Applicable Law at such meetings or by written resolution. The share certificate book, register of shareholders, register of transfers and register of directors and officers of the Corporation are complete and accurate in all respects.

(9)             Bankruptcy, Insolvency and Reorganization. The Corporation is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has the Corporation made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Corporation has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Corporation or any of its property or assets and no execution or distress has been levied upon any of its property or assets. No act or proceeding has been taken or authorized by or against the Corporation with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Corporation, nor have any such proceedings been authorized by any other Person.

(10)           Financial Statements. Copies of the Financial Statements are included in Schedule 3.1(10). The Financial Statements have been prepared in accordance with ASPE consistently applied throughout the periods to which they relate, subject, in the case of the Interim Financial Statements, to usual year-end adjustments, the exclusion of footnotes, and any other exceptions from ASPE specified in Schedule 3.1(10). The balance sheets contained in the Financial Statements fairly present the financial position of the Corporation as of their respective dates, and the statements of earnings and retained earnings contained in the Financial Statements fairly present the revenues, earnings and results of operations for the periods indicated. The Financial Statements are accurate and complete in all material respects and are based upon and are consistent with the Books and Records.

(11)           Books and Records. The Vendor Group Entities have made available to the Purchaser all Books and Records. All material financial transactions of the Corporation have been accurately recorded in the Financial Records in accordance with sound business and financial practice, and the Financial Records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Corporation as of and to the date hereof. All Books and Records are in the full possession and exclusive control of, and are owned exclusively by, the Corporation and are not dependent upon any computerized or other system, program or device that is not exclusively owned and controlled by the Corporation, other than as specified in Schedule 3.1(11).

(12)           Title to and Sufficiency of Assets. The Corporation has good and marketable legal and beneficial title to all of its property and assets, free and clear of any and all Liens. The property and assets owned and leased by the Corporation constitute all of the property and assets used or held for use in connection with the Business and are sufficient to permit the continued operation of the Business in substantially the same manner as conducted as of the date hereof and during the year ended on the date of the most recent Annual Financial Statements. Schedule 3.1(12) sets out a complete and accurate list of all locations where the property and assets of the Corporation over $10,000 are situate, including a brief description of each property and each of the assets situate at each location. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Corporation of the Business or any part thereof or of any of the property or assets of the Corporation.

(13)           Real Property. The Corporation does not have any fee simple (legal or beneficial ownership) interest in any real property.

(14)           Privacy Laws.

(a)	The Corporation has materially complied at all times with all Privacy Laws in connection with the collection, use and disclosure of Personal Information by the Corporation; and, unless an exception to consent exists under Applicable Laws, all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected or otherwise as permitted by Applicable Laws.

(b)	All consents required to be obtained in connection with the provision by the Vendor Group Entities or the Corporation to the Purchaser of Transaction Personal Information in connection with the Purchaser evaluating or proceeding with the Transactions have been obtained.

(c)	The Vendors and the Corporation have advised the Purchaser of all of the purposes for which Transaction Personal Information was initially collected and, where any such Transaction Personal Information has been used for additional purposes, of such additional purposes. Where required by Applicable Law, each individual to whom such Transaction Personal Information relates has been notified of, and their consent obtained for, its use for such additional purposes.

(15)           Personal Property. Schedule 3.1(15) lists each item of Personal Property owned by the Corporation that had a book value in the Financial Records of the Corporation at the date of the most recent Annual: Financial Statements, of more than $10,000 or is otherwise material to the Business. No Personal Property owned by the Corporation is in the possession of a third party and the Corporation does not have assets on consignment. Each item of Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the purpose for which it is being used.

(16)           Leased Premises.

(a)	Schedule 3.1(16) lists all the Premises Leases and sets out, in respect of each Premises Lease: (i) the municipal address and applicable unit or premises leased; (ii) the date of the Premises Lease and any amendments to it; (iii) the original parties to the Premises Lease and any amendment; (iv) the area of the space subject to each Premises Lease; (v) the remaining term and any unexpired options to extend or renew; (vi) the current basic rent; and the amount of any prepaid rent, deposit and identification of any guarantee or indemnity or security given in respect of the Premises Lease; (vii) any current or future rent-free or reduced rent occupancy; (viii) any option or right of first refusal to purchase, any option or right of first refusal to lease additional premises, any rights of termination (other than for default or following damage or destruction or expropriation); and (ix) any estoppel certificate executed by the Corporation and particulars of any related agreements, and identifies those Premises Leases that require the consent of the lessor on a change of control of the Vendors or the Corporation. None of the Vendors or the Corporation is a party to, and none has agreed to enter into, any lease or agreement in the nature of a lease in respect of any real property or Improvements, whether as lessor or lessee, other than the Premises Leases. The information set out in Schedule 3.1(16) is true and complete.

(b)	A true, full and accurate copy of each Premises Lease has been delivered to the Purchaser. Each Premises Lease is in good standing. There are no arrears of rent or other defaults under any Premises Lease nor are there any disputes between the parties thereto. None of the Premises Leases has been assigned by the Corporation in favour of any Person. No amount is payable after Closing as a commission or finder’s fee under an arrangement to which the Corporation or any of the Vendor is a party in respect of any of the Premises Leases or any renewal or extension or exercise of any option or right pursuant to any of the Premises Leases.

(c)	The Corporation occupies the Leased Premises and has the exclusive right to possess, use and occupy the Leased Premises during the term of the applicable Premises Lease. The Vendors have obtained or have caused to be obtained from each mortgagee or hypothecary creditor of each landlord of each Leased Premises whose mortgage or hypothec ranks in priority to the applicable Premises Lease an agreement not to disturb the Corporation’s possession of that Leased Premises while the Corporation is not in default under the applicable Premises Lease. All Improvements situated on the Leased Premises are in good operating condition and in a state of good maintenance and repair, and are adequate and suitable for the purposes for which they are currently being used. None of those Improvements (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Applicable Law, or encroaches on any property owned by others. The Corporation has adequate rights of ingress and egress for the operation in the Ordinary Course of Business. Without limiting the generality of the foregoing:

(i)	the Leased Premises, the current uses of and the conduct of the Business on those properties materially comply with all Applicable Laws, including those dealing with zoning, permitted uses, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety;

(ii)	no alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Leased Premises or to any of the plumbing, heating, ventilating, air-conditioning, sprinkler, elevators, water, drainage, mechanical or electrical systems, fixtures or works by any Governmental Authority, which alteration, repair, improvement or other work has not been completed, and to the knowledge of the Corporation, no written notification has been given to the Corporation or any Vendor Group Entity of any such outstanding work being ordered, directed or requested, other than those that have been complied with; and

(iii)	all accounts for work and services performed and materials supplied, placed or furnished on or in respect of any Leased Premises at the request of, or on behalf of, the Corporation have been fully paid and satisfied, and to the knowledge of the Corporation, no Person is entitled to claim a lien or privilege under the Applicable Law against the Leased Premises or any part thereof, other than current accounts in respect of which the payment due date has not yet passed.

(d)	There is nothing owing in respect of the Leased Premises by the Corporation to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed.

(e)	No part of the Leased Premises has been taken or expropriated by any competent Governmental Authority nor has any notice or proceeding in respect thereof been given or commenced.

(f)	The Permitted Encumbrances constitute all of the Liens, Contracts and other matters that affect the leasehold interest of the Corporation in the Leased Premises, and there is no breach or default under any of the Permitted Encumbrances.

(g)	Each of the Leased Premises (including all Improvements) is free of material defects (patent or latent) and there are no material or structural repairs or replacements that are necessary or advisable and, without limiting the foregoing, there are no repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air-conditioning, plumbing, drainage, sprinkler or elevating equipment or systems that are necessary or advisable, all of such equipment and systems are fully operational, and none of the Leased Premises is currently undergoing any alteration or renovation nor is any such alteration or renovation contemplated.

(h)	Each of the Leased Premises is fully serviced and has suitable open and legal access to public roads, and there are no outstanding levies, charges or fees assessed against the Leased Premises by any public authority (including without limitation development or improvement levies, charges or fees).

(i)	The boundaries of each Leased Premises do not conflict with those of any adjoining property, and there are no encroachments from any Leased Premises onto, and no encroachments onto any Leased Premises from, the adjoining properties or streets.

(j)	No part of any Leased Premises is or has been ordinarily occupied by any shareholder of the Corporation and his or her spouse as a matrimonial home within the meaning of the Family Law Act (Ontario).

(17)           Personal Property Leases. There are no Personal Property Leases.

(18)          Contracts.

(a)	Schedule 3.1(18) lists or identifies all Material Contracts, other than (i) the Premises Leases, (ii) the Personal Property Leases, and (iii) any Material Contract to which the Purchaser or any Affiliate of the Purchaser is a party. There are no ongoing contractual negotiations that if they were completed would result in a Material Contract. Except as disclosed in Schedule 3.1(18) or in the Specific Contract Disclosure Schedules, the Corporation is not a party to any Contract with any current or former director, officer or Employee of the Corporation or with any Affiliate of the Corporation.

(b)	Each Contract is valid and subsisting, in full force and effect, unamended by oral or written agreement. The Corporation is entitled to the full benefit and advantage of each Contract in accordance with its terms. The Corporation is not, nor to the knowledge of the Corporation is any other party to any Contract, in default under any Contract, and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Contract by the Corporation or, to the knowledge of the Corporation, any other party to the Contract.

(c)	Each Contract (including, for greater certainty, any Premises Lease and Personal Property Lease) is in good standing and there is no dispute between the Corporation and any counterparty to any Contract. The Corporation has not received any notice of a default by the Corporation or under any Contract or of a dispute between the Corporation and any other Person in respect of any Contract.

(d)	Schedule 3.1(18)(d) lists all required Consents or required notices to be given under any Contract by any party thereto or any other Person in connection with the completion of the Transactions in order to maintain all rights of the Corporation under such Contract (the “Required Consents and Notices”). The completion of the Transactions will not afford any party to any Contract or any other Person the right to terminate any Contract nor will the completion of the Transactions result in any additional or more onerous obligation on the Corporation under any Contract; provided, however, that the Required Consents and Notices are obtained or delivered, as the case may be, prior to the Closing.

(19)            Receivables, Payables and Inventory.

(a)	All Receivables are recorded in the Financial Records of the Corporation. Such Receivables are valid and bona fide obligations which arose in the Ordinary Course of Business and are enforceable and will be collected in the Ordinary Course of Business, in the aggregate, at their full face value. Such Receivables are not subject to any pending or Threatened defense, counterclaim, right of offset, returns, allowances, or credits. None of the Receivables is due from an Affiliate of the Corporation.

(b)	The accounts payable of the Corporation recorded in the Financial Records arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid or are not yet due and payable in the Ordinary Course of Business.

(c)	The inventory of the Corporation (i) does not include any items that are obsolete or of a quantity or quality not usable or salable in the Ordinary Course of Business, (ii) includes only items that are of a quality usable or saleable and sold by the Corporation in the Ordinary Course of Business, and (iii) are in quantities sufficient for (but not materially excessive in light of) the normal operation of the Business in accordance with past practice.

(20)            Intellectual Property.

(a)	The Corporation has taken commercially reasonable steps to protect the Owned Intellectual Property and the rights, titles, interests and benefits of the Corporation in the Owned Intellectual Property and the Owned Intellectual Property Rights. Schedule 3.1(20)(a) lists all Owned Intellectual Property which is the subject of (i) patent, trademark, copyright, and/or industrial design, registrations, and all analogous protection of record in an Intellectual Property Office, and (ii) pending applications for the items listed in (i) and all analogous protection of record in an Intellectual Property Office; together with the particulars of the foregoing items in the case of both (i) and (ii) above, including the applicable jurisdiction, the application or issue date, the application or issue number thereof, and for any registered Trademark or Trademark application, the goods and services in association with which each Trademark is used in each applicable country. Each such registration and application for registration (i) was, to the knowledge of the Corporation, timely filed and was or is diligently prosecuted, (ii) is subsisting and in good standing, and to the knowledge of the Corporation, is enforceable and valid, (iii) has been maintained or renewed as required, (iv) is recorded only in the name of the Corporation in the applicable Intellectual Property Office, (v) has not expired or been finally rejected, withdrawn, opposed, cancelled, expunged, impeached, revoked, rectified, invalidated or had its term reduced, and (vi) is not the subject of any Legal Proceeding, in progress, pending or Threatened, including any opposition, non-use, cancellation, expungement, impeachment, revocation, rectification, invalidation, compulsory licence, notice of compliance proceeding or any proceeding analogous to any of the foregoing, anywhere in the world, nor is any Vendor or the Corporation aware of any fact, matter or circumstance which might result in any such Legal Proceeding or other proceeding. The Corporation has not made any misrepresentations of, or failed to disclose, any facts or circumstances in any application for any Owned Intellectual Property or Owned Intellectual Property Rights that would constitute fraud or a material misrepresentation with respect to such application.

(b)	Schedule 3.1(20)(b) lists all Trademarks that are not listed in Schedule 3.1(20)(a) (including Trademarks for which an application has not been filed or registration not granted) and the goods and services in association with which each Trademark is used in each applicable country and all domain names owned by the Corporation. The Owned Intellectual Property that is not listed in Schedule 3.1(20)(a) is not the subject of any Legal Proceeding, in progress, pending or Threatened, anywhere in the world, nor is any Vendor or the Corporation aware of any fact, matter or circumstance which might result in any such Legal Proceeding or other proceeding.

(c)	The Corporation is the only owner of, and has good and marketable worldwide title to, all the registered Owned Intellectual Property, all material unregistered Owned Intellectual Property, and the Owned Intellectual Property Rights in the foregoing, and there is no ownership interest, agreement, covenant, option, Order, Applicable Law or other right, title, interest or benefit outstanding in favour of any Person for the purchase or licence from the Corporation of, or in favour of any other Person in, any such Owned Intellectual Property or the Owned Intellectual Property Rights. The Owned Intellectual Property and the Owned Intellectual Property Rights are not subject to any Lien. No shareholder, officer, director, partner, or agent of any Vendor Group Entity or the Corporation, and no Employee or spouse, former spouse, parent, child, grandchild or other relative or Affiliate of any of the foregoing, has any right, title or interest in any of the Owned Intellectual Property or the Owned Intellectual Property Rights.

(d)	Schedule 3.1(20)(d) lists or identifies all Contracts relating to (i) the Licensed-In Intellectual Property and the Licensed-In Intellectual Property Rights, excluding contracts relating to commercially available off-the-shelf software and (ii) the Licensed-Out Intellectual Property and the Licensed-Out Intellectual Property Rights. The Corporation is the owner of each Trademark comprised within the Licensed-Out Intellectual Property and Licensed-Out Intellectual Property Rights and has exercised the degree of quality control required by Applicable Law in respect of each such Trademark comprised within the Licensed-Out Intellectual Property and the Licensed-Out Intellectual Property Rights used by another Person, including the Vendor Group Entities and the Corporation.

(e)	The Owned Intellectual Property, the Owned Intellectual Property Rights, the Licensed-In Intellectual Property, and the Licensed-In Intellectual Property Rights collectively constitute all of the Intellectual Property Rights currently used and otherwise exploited by the Corporation and (i) the Corporation has sufficient rights to use and otherwise exploit such Intellectual Property Rights in connection with the operation of the Business as currently conducted by the Corporation, (ii) such Intellectual Property Rights are sufficient for the ongoing operation of the Business as currently conducted by the Corporation, and (iii) all of those Intellectual Property Rights will survive without any additional restriction or other change after consummation of the Transactions. The consummation of the Transactions will not constitute or result in (iv) a breach or violation of, a default, termination or right of termination under, the creation or acceleration of any obligations under, or the creation of any Lien on the Owned Intellectual Property, the Owned Intellectual Property Rights, the Licensed-In Intellectual Property or the Licensed-In Intellectual Property Rights pursuant to, any Contract, or (v) any termination or other change in the rights, interests or obligations of any party under any Contract.

(f)	The Corporation has the right to sell, transfer, assign and set over to another Person (i) all rights, titles, interests and benefits in and to the Owned Intellectual Property and the Owned Intellectual Property Rights, and (ii) all of the rights, interests and benefits of the Corporation in and to the Licensed-In Intellectual Property and the Licensed-In Intellectual Property Rights pursuant to any Contract.

(g)	Subject to the rights of Persons in the Licensed-Out Intellectual Property and the Licensed-Out Intellectual Property Rights, to the knowledge of the Corporation, the Corporation is entitled to the exclusive and uninterrupted access, use, practice, enjoyment, enforcement, and exploitation of the Owned Intellectual Property and Owned Intellectual Property Rights in association with the operation of the Business as currently conducted by the Corporation, including as necessary to continue the operation of the Business in substantially the same manner as conducted in the year ended on the date of the most recent Annual Financial Statements. Subject to the rights of Persons in the Licensed-Out Intellectual Property and the Licensed-Out Intellectual Property Rights, the Corporation is not currently subject to any obligation to pay any royalty or other fees for the use of the Owned Intellectual Property and Owned Intellectual Property Rights, for all purposes related to the Business.

(h)	The Corporation is entitled to the right to use the Licensed-In Intellectual Property and the Licensed-In Intellectual Property Rights for all purposes related to the Business in the manner currently conducted by the Corporation. To the knowledge of the Corporation, there is no Legal Proceeding, in progress, pending or Threatened, relating to the Licensed-In Intellectual Property or the Licensed-In Intellectual Property Rights, including any Legal Proceeding claiming the termination or restriction of the rights of the Corporation therein. Neither the Corporation nor any Vendor has knowledge of any fact, matter or other circumstance that may result in the termination or restriction of the rights of the Corporation in the Licensed-In Intellectual Property or the Licensed-In Intellectual Property Rights prior to the termination of the term stated in any applicable Contract, covenant not to sue, Order or provision of Applicable Law.

(i)	Each (i) Employee who is engaged in research, technology, innovation, invention, or engineering activities, (ii) consultant and independent contractor retained by the Corporation for such activities, and (iii) to the knowledge of the Corporation, each subconsultant and independent subcontractor retained by such a consultant or independent contractor, has (A) agreed in writing with the Corporation by which such Person was employed or retained to maintain the confidentiality of the Licensed-In Intellectual Property and the Licensed-In Intellectual Property Rights, in respect of which the Corporation is subject to an obligation of confidentiality, and the Owned Intellectual Property and the Owned Intellectual Property Rights of a confidential nature, including the Know-How, and (B) to the knowledge of the Corporation, where such Person is an individual, provided in writing a waiver in favour of the Corporation by which such Person was employed or retained and its successors and assigns of the Moral Rights in all Works authored by such Person. Each consultant and independent contractor retained by the Corporation for such activities, and to the knowledge of the Corporation, each subconsultant and independent subcontractor retained by such a consultant or independent contractor, has also assigned in writing to the Corporation by which such Person was directly or indirectly retained and its successors and assigns all his, her or its rights, titles, interests and benefits in all Owned Intellectual Property and Intellectual Property Rights invented, reduced to practice, designed, prepared, produced, conceived, made, discovered, generated, authored, created or developed in the activities for which such consultant or independent contractor has been retained, or such subconsultant or independent subcontractor has been indirectly retained, by or for the Corporation.

(j)	To the knowledge of the Corporation, the Know-How is and remains confidential to the Corporation. The Corporation has taken all commercially reasonable administrative, technical, organizational, and physical security precautions and steps to protect the Know-How from disclosure to, or access, use, destruction or modification by, unauthorized Persons. Neither the Corporation nor any Vendor has knowledge of any unauthorized disclosure, access, use, alteration or destruction of confidentiality in the Know-How, or Know-How confidentiality obligations having been breached or any compromise in the security precautions or steps to protect the Know-How. The Corporation has obtained written agreements containing confidentiality and nondisclosure covenants executed by all counterparties to Material Contracts obliging them to acknowledge and protect the proprietary and confidential nature of the Know-How.

(k)	No (i) trademarks or issued patents owned by any other person or entity, or (ii) copyright or confidential information owned by any other person or entity, has been, or is, infringed, misappropriated or otherwise violated by the (A) operation of the Business as currently conducted by the Corporation, (B) manufacture, advertisement or sale of the goods currently manufactured, advertised, or sold by the Corporation, or (C) advertisement or performance of services currently advertised or performed by the Corporation. There is no Legal Proceeding, in progress, pending or Threatened, alleging the infringement, misappropriation or other violation of any intellectual property, industrial property or analogous right of any other Person anywhere in the world by the Corporation, nor is any Vendor or the Corporation aware of any fact, matter or circumstance which might result in any such Legal Proceeding which could constitute a bona fide claim for any such infringement, misappropriation or other violation.

(l)	The Corporation that is the owner of each Intellectual Property Right comprised within the Owned Intellectual Property Rights has made commercially reasonable efforts to enforce such Owned Intellectual Property Right against all Persons who are or have been, to the knowledge of the Corporation, infringing, misappropriating or otherwise violating the Owned Intellectual Property and/or Owned Intellectual Property Rights, except for de minimis activity. There is no Legal Proceeding, in progress, pending or Threatened, alleging the infringement, misappropriation or other violation of any Owned Intellectual Property or Owned Intellectual Property Right anywhere in the world and neither the Corporation nor any Vendor is aware of any fact, matter or circumstance which might result in any such Legal Proceeding which could constitute a bona fide claim for any such infringement, misappropriation or other violation.

(m)	There is no prohibition or restriction by any Governmental Authority on the use of the Intellectual Property or the Intellectual Property Rights, including the Software, in the export from or the import to, any country of the Corporation’s products embodying the Intellectual Property or protected by the Intellectual Property Rights.

(n)	The consummation of the Transactions will not result in any of the following pursuant to the terms and conditions of any Contract (i) the grant or assignment to any Person of any right, title, interest and/or benefit in or to, or the creation of any Lien, on any Intellectual Property or any Intellectual Property Rights, whether owned by or licensed to, the Corporation, (ii) the Corporation, the Purchaser or an Affiliate of the Purchaser being bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restrictions on or modification of the operation or scope of its business, which that Person was not bound by or subject to prior to Closing, or (iii) the Corporation, the Purchaser or an Affiliate of the Purchaser being obligated to pay any royalties, honoraria, fees or other payments to any Person in excess of those payable prior to Closing or provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to that Person prior to Closing.

(o)	The Corporation is not a party to any standards body or related organization that could restrict the Corporation’s use or ownership rights in any Intellectual Property or any Intellectual Property Rights, including in a manner that (i) requires or purports to require the licensing of any Intellectual Property or Intellectual Property Rights for the purpose of making derivative works or otherwise, (ii) requires or purports to require the disclosure or distribution in source code form of any Intellectual Property, (iii) imposes any restriction on the consideration to be charged for the licensing or distribution of any Intellectual Property or Intellectual Property Rights, or (iv) imposes any other limitation, restriction or condition on the right of the Corporation to use, license or distribute any Intellectual Property or Intellectual Property Rights.

(p)	The Corporation has not received government or university funding for research or development projects, or used government or university facilities or resources, that grants rights in the Intellectual Property or Intellectual Property Rights to the funding government or university entity, or that impose any restrictions that are still in effect in respect of an assignment, license or any other disposition, grant of security or any other grant of interest in the Intellectual Property or Intellectual Property Rights.

(21)            Computer Systems.

(a)	The Computer Systems are generally adequate to meet the data processing and other computing needs of the Business as currently conducted, and sufficient maintenance and support facilities and agreements are in place to maintain the current operations of the Computer Systems with significant interruption. The Computer Systems function, operate, process and compute in accordance with all Applicable Laws and commercially reasonable standards and practices. The Computer Systems generally operate and perform in all material respects in accordance with their documentation and functional specifications. Since the Reference Date, the Computer Systems have not materially malfunctioned or failed.

(b)	The Corporation has measures in place, consistent with commercially reasonable standards and practices, to ensure that the Computer Systems and Software contain appropriate virus and malware protection and security measures to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data. The Corporation employs security and access controls for the Computer Systems and Software that use commercially reasonable standards and practice to protect against loss, theft and unauthorized access, acquisition, use, disclosure, alteration, or destruction of data. The Corporation has and maintains accurate and confidential listings of all applicable accounts, passwords, encryption algorithms and programs or other access keys required to ensure secure and proper access by the Corporation and its Employees to its system programs and data comprised by the Computer Systems. The data processing and data storage facilities used by the Corporation in connection with the operation of the Business are generally adequate and properly protected (including with respect to data security) in a manner that is consistent with commercially reasonable standards and practices. The Corporation has appropriate security policies, safeguards and controls in place to protect the Corporation and its customers’ intellectual property and data within the Corporation’s design infrastructure, and such protection, in addition to meeting commercially reasonable standards and practice, meets the customers’ security policies or the provisions of the agreement entered into between the customer and the Corporation.

(c)	The Corporation has and maintains back-up systems and disaster recovery and business continuity plans, consistent with commercially reasonable practices to adequately and properly ensure the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction of, any suspension or cessation in the operation of, or other form of disaster (including a security incident) affecting, the Computer Systems.

(d)	The Corporation is in possession of the object code and user manuals for all application Software comprised by the Owned Intellectual Property which is used in the Business, and the source code and all documentation required for effective use thereof. The Corporation is not a party to any source code escrow agreements.

(e)	Except as set out in Schedule 3.1(21), the Corporation has not embedded, used or distributed any Open Source Software in conjunction with the Computer Systems in any manner that would materially restrict the ability of the Corporation to protect its proprietary interests in the Business or that would in any manner require, or purport to require (i) any Intellectual Property or Intellectual Property Rights be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Intellectual Property or Intellectual Property Rights; (iii) the creation of any obligation for the Corporation to grant to any Person any rights or immunities under the Intellectual Property or the Intellectual Property Rights; or (iv) any other limitation, restriction or condition on the right of the Corporation with respect to its use or distribution of any Intellectual Property or Intellectual Property Rights. Except as set out in Schedule 3.1(21), the Corporation has not embedded, used or distributed any Software that is subject to a Copyleft License, including in any Computer Systems.

(f)	None of the Computer Systems or Software distributed with any products by the Corporation as part of the Business (i) contain any undisclosed program routine, device or other feature, including malware, viruses, worms, bugs, time locks, Trojan horses or back doors, in each case that is designed to delete, disable, deactivate, interfere with or otherwise harm the Computer Systems, Software or products, or any malware or virus or other intentionally created, undocumented contaminant that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data or (ii) contain any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of data) that materially and adversely affects the use, functionality, or performance of the Computer Systems, Software or products or (iii) fail to comply with any applicable warranty, terms of use or other contractual commitment relating to the use, functionality, or performance of the Computer Systems or Software.

(g)	The Corporation maintains an information security program of commercially reasonable policies, procedures and controls for the Software and Computer Systems governing:

(i)	the processing, storage, transmission and security of data and information used by the Software and Computer Systems, and the secure development of the Software;

(ii)	the protection of the Software and Computer Systems against loss, theft and unauthorized access, acquisition, use, disclosure, alteration, or destruction of data by unauthorized Persons; and

(iii)	the protection of the Software and Computer Systems against loss, theft and unauthorized access, acquisition, use, disclosure, alteration, or destruction of data from Persons working within or for the Corporation.

(h)	The Corporation conducts penetration, vulnerability and intrusion detection scans, testing, assessments and audits of the Software and Computer Systems in accordance with commercially reasonable standards and practices. Except as set out in Schedule 3.1(21), there are no such known vulnerabilities or risks that have not been, or are not currently being, addressed by the Corporation.

(i)	To the knowledge of the Corporation, no Person has obtained unauthorized access to any Computer Systems or Software or any data comprised thereby.

(j)	The Corporation has purchased a sufficient number of licences for all Computer Systems and Software (including developer licences) that is provided by a third party and used by the Corporation in the operation of the Business.

(22)            Compliance with Applicable, Law and Licences.

(a)	Conduct of the Business. Since January 1, 2019, the Business has been conducted by the Corporation in accordance with all material terms and conditions of the Licences and in material compliance with Applicable Law.

(b)	Regulatory Approvals. Except as disclosed in Schedule 3.1(26), no Regulatory Approval is required in connection with the Transactions or in order to maintain any Licence in full force and effect and in good standing after Closing.

(c)	Licences. Schedule 3.1(22) lists all the Licences and identifies those that by their terms are not transferable. The Licences are the only licences, permits, approvals or evidences of authority of any Governmental Authority required for the operation of the Business and are held by the Corporation free and clear of any and all Liens. All the Licences are valid and are in full force and effect, the Corporation is not in violation of any term or provision or requirement of any Licence, and no Person has Threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licence.

(d)	Dual-Use Products Only. None of the products manufactured, distributed or sold by the Corporation have been specially designed or modified for military use.

(e)	Controlled Goods Program Registration Not Required. The Corporation has not examined, possessed or transferred any items listed on Schedule 1 to the Defence Production Act (“Controlled Goods”) in the course of the manufacture of products. The Corporation has not obtained legal or other advice that any of the products manufactured, distributed or sold by the Corporation are Controlled Goods. The Corporation is not required to register in the Canadian Controlled Goods Program on the basis that it examines, possesses or transfers Controlled Goods. The Corporation has obtained an export permit for each product listed on A Guide to Canada’s Export Control List at the relevant date of export and not otherwise exempt from the requirement to obtain a permit and exported by the Corporation outside Canada and has not been informed or notified by any Government Authority that an export permit application has been rejected.

(f)	COVID Support. Schedule 3.1(22)(f) lists or identifies all COVID Support that the Corporation has applied for or received. The Corporation meets all eligibility requirements for, and is entitled to, all amounts applied for or received under or in connection with all COVID Support. Any amounts claimed and/or received under or pursuant to section 125.7 of the ITA by the Purchaser were claimed, applied for or received by it in full compliance with Applicable Law (including without limitation the ITA), and the Corporation has not deferred any payroll Tax obligations as permitted under applicable COVID-19 related measures enacted, promulgated or offered as an administrative relief by any Governmental Authority.

(23)            Compliance with Trade Laws. Since January 1, 2019, neither the Corporation nor, to the knowledge of the Corporation, any of its Representatives or joint venture partners, in carrying out or representing the Business anywhere in the world, have violated any Trade Laws.

(24)            Undisclosed Liabilities. The Corporation does not have any Liabilities (which includes Indebtedness) or obligations of any nature (whether known or unknown, asserted or unasserted, liquidated or unliquidated, due or to become due and whether absolute, accrued, contingent or otherwise) except for liabilities and obligations disclosed or provided for in the most recent Annual Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date of such Annual Financial Statements. Without limiting the foregoing, the Corporation is not a party to or bound by any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement with respect to the obligations or liabilities (which includes Indebtedness), contingent or otherwise, of any other Person.

(25)            Banking Information. Schedule 3.1(25) sets forth the name and location (including municipal address) of each bank, trust company or other institution in which the Corporation has an account, money on deposit or a safety deposit box, and the name of each Person authorized to draw thereon or to have access thereto and the name of each Person holding a power of attorney from the Corporation and a summary of the terms thereof.

(26)            Regulatory Approvals. Except as disclosed in Schedule 3.1(26), no Regulatory Approval or filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by any Vendor Group Entity or the Corporation: (a) in connection with the execution and delivery of, and performance by any Vendor Group Entity of its obligations under, this Agreement or the consummation of the Transactions; (b) to avoid the loss of any Licence; or (c) to permit the Corporation to carry on the Business after the Closing as the Business is currently carried on by the Corporation.

(27)            Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Vendor Group Entities and the completion (with any required Consents and Regulatory Approvals and the giving of any required notices) of the Transactions do not and will not result in or constitute any of the following:

(a)	a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of any Vendor Group Entity or the Corporation or of any Contract or Licence;

(b)	an event which, pursuant to the terms of any Contract or Licence, would cause any right or interest of the Corporation to come to an end or be amended in any way that is detrimental to the Business or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder;

(c)	the creation or imposition of any Lien on any property or asset of the Corporation; or

(d)	the violation of any Applicable Law.

(28)            Legal Proceedings and Orders. There is no Legal Proceeding in progress, pending or, to the knowledge of the Corporation, Threatened against or affecting the Corporation, or any of its officers or directors in their capacity as such, or any of their respective properties or assets or title thereto, nor is there any factual or legal basis on which any such Legal Proceeding might be commenced. There is no Order outstanding against or affecting the Corporation or any of its properties or assets. There are no internal investigations or inquiries being conducted by the Corporation or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(29)            Environmental Matters.

(a)	The Business and the property and assets as carried on or used by the Corporation and its predecessors have been carried on and used and are currently carried on and used in material compliance with all Environmental Laws.

(b)	The Corporation and its predecessors have not used any of its or their property or assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in material compliance with all Environmental Laws.

(c)	The Corporation and its predecessors have not, by contract or pursuant to Environmental Law, assumed or retained any Liability or obligation pertaining to environmental matters as a result of the acquisition or disposition of any assets or real property.

(30)            Employment Matters.

(a)	Schedule 3.1(30) lists (i) all the Employees, and (ii) all other Persons who are receiving remuneration for work or services provided to the Corporation who are not Employees, in each case as of the date of this Agreement, and the age, position, status (active or inactive, and if on any leave, the reason for the leave and anticipated return to work date), date of hire and length of service (including recognition of prior service), province and location of employment, employing legal entity or entities, annual salary and other compensation in the last calendar year, Employee Plan eligibility and participation of each Employee, vacation and overtime entitlement and accrual, and the terms on which each other Person who is providing work or services to the Corporation is engaged (including province of engagement, date of engagement with the Corporation, services provided, amount of services, and fee arrangement). Except as disclosed in Schedule 3.1(30), no Employee is on short-term or long-term disability leave, receiving benefits pursuant to the Workplace Safety and Insurance Act, 1997 (Ontario) or otherwise an inactive Employee (other than standard vacation time). All former Employees were, and all Employees are, only entitled to their minimum employment standards minimum entitlements under applicable employment standards legislation where they are terminated without cause by the Corporation, except as disclosed in Schedule 3.1(30) setting out a specific termination formula or common law notice.

(b)	Except as disclosed in Schedule 3.1(30), the Corporation is not a party to or bound by any Contract in respect of any Employee or former Employee, which provides such Employee or former Employee with termination or severance entitlements in excess of those required by applicable employment standards legislation.

(c)	Other than discretionary transaction bonuses for employees that will be payable upon the closing of the Transactions, the Corporation has not (i) paid nor will it be required to pay any retention, bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries or wages paid or payable in the Ordinary Course of Business in accordance with current compensation levels and practices as set out in Schedule 3.1(30)), (ii) forgiven nor will it be required to forgive any Indebtedness of any Person, or (iii) increased nor will it be required to increase any benefits otherwise payable by the Corporation, in each case as a result of the Transactions.

(d)	None of the Employees or other Persons who are receiving remuneration for work or services provided to the Corporation in the year immediately prior to the date hereof has indicated to the Corporation or any Vendor Group Entity that he, she or it intends to resign, retire or terminate his, her or its employment or engagement with the Corporation as a result of the Transactions or otherwise.

(e)	None of the Employees or, to the knowledge of the Corporation, other Persons who are receiving remuneration for work or services provided to the Corporation is in violation of any non-competition, non-solicitation, non-disclosure or any similar agreement with any third party. The Corporation has not engaged any personnel agency to provide it with employees or contractors.

(f)	All of the Persons who are receiving remuneration for work or services provided to the Corporation who are not Employees are treated as independent contractors, are properly characterized as independent contractors and will not be characterized by any Governmental Authority as Employees. All such persons can be terminated with no liability or obligation to the Corporation other than as set out in Schedule 3.1(30)(f) as well as fees to the date of notice of termination of the engagement.

(g)	The Corporation is in material compliance with all Applicable Laws respecting employment, including employment practices and standards, terms and conditions of employment, wages and hours, vacation, holiday pay, overtime, occupational health and safety, immigration, human rights, accessibility, labour relations, employment equity, pay equity and workers’ compensation. All outstanding liabilities for payment of wages, including any liability for “banked” or otherwise unpaid overtime, vacation pay, salaries, bonuses, pensions, contributions under any Employee Plan or other compensation, current or deferred, have been properly accrued by the Corporation and are reflected as liabilities in the Closing Date Balance Sheet.

(h)	There are no liabilities or obligations with respect to any former Employees or contractors who have departed from the Corporation within the last three (3) years. The Corporation is not a party to any application, complaint or other Legal Proceeding under any Applicable Law relating to Employees or former Employees nor is any Vendor or the Corporation aware of nor is there any factual or legal basis on which any such Legal Proceeding might be commenced.

(i)	The Corporation is not a party to or bound by, either directly or by operation of Applicable Law, any collective agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or other legally binding commitment or written communication to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Employees or contractors nor is the Corporation subject to any union organization effort and has not been for the past five years. No person has applied to have the Corporation declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Corporation carries on business.

(j)	There is no strike, labour dispute, work slow down or stoppage pending or Threatened against the Corporation, nor has there been any such strike, labour dispute, work slow down or stoppage for the past five years. The Corporation is not currently engaged in any labour negotiation. No person holds bargaining rights with respect to any of the Employees or contractors of the Corporation, and no person has applied to be certified as the bargaining agent of any Employees or contractors of the Corporation.

(k)	There is no grievance or arbitration proceeding arising out of or under any collective agreement which is pending or Threatened against the Corporation. The Corporation has not engaged in any unfair labour practice nor is the Corporation or any Vendor aware of any pending or Threatened complaint regarding any alleged unfair labour practice or other Legal Proceeding relating to Employees or former Employees. The Corporation has not entered into any settlement related to any allegations, claims, or accusations of sexual harassment or sexual misconduct by any Employees or contractors.

(l)	The Corporation is registered with the Workplace Safety and Insurance Board of the Province of Ontario (or any similar body in any other jurisdiction where the Corporation is required to be registered). All current assessments under the Workplace Safety and Insurance Act, 1997 (Ontario) that relate to the Corporation have been paid or accrued, and the Corporation has not been subject to any specialty or penalty assessment under such legislation which has not been paid.

(m)	There are no outstanding inspection Orders made under the Occupational Health and Safety Act (Ontario) relating to the Corporation or the Business. The Corporation is operating in material compliance with all occupational health and safety laws, including the Workplace Hazardous Materials Information System (WHMIS). There are no pending or Threatened charges against the Corporation under occupational health and safety laws. There have been no fatal or critical accidents or other events which have occurred in the course of the operation of the Business which might lead to charges under the Occupational Health and Safety Act (Ontario). There are no materials present in the Business, exposure to which may result in an occupational disease as defined in the Workplace Safety and Insurance Act, 1997 (Ontario). The Corporation has complied in all respects with any Orders issued under occupational health and safety laws.

(31)            Employee Plans.

(a)	Schedule 3.1(31) sets forth a true, complete, up-to-date and accurate list of all employee benefit, welfare, supplemental unemployment benefit, bonus, pension, supplemental pension, profit sharing, bonus or patent bonus, executive compensation, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, other equity, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, agreement or arrangement, and every other benefit plan, program, agreement or arrangement (whether funded or unfunded, insured or self-insured, formal or informal, written or unwritten, registered or unregistered) sponsored, maintained or contributed to or required to be contributed to by the Corporation for the benefit of its Employees or former Employees and their dependants or beneficiaries at any time or as provided by any collective agreement to which the Corporation is a party or by which it is, or was bound or with respect to which the Corporation participates or has any actual or potential Liability or obligations, other than Statutory Plans (collectively the “Employee Plans”).

(b)	The Vendors have furnished to the Purchaser true, correct, up-to-date and complete copies of all the Employee Plans (or, where oral, written summaries of the material terms thereof) as amended as of the date hereof together with all related documentation, including current and past documents and all amendments thereto, including annuity contracts, trust agreements, participation agreements, insurance policies and contracts, investment management agreements, subscription agreements, funding agreements, actuarial reports, funding and financial information returns and statements, current asset valuations, collective agreements, all professional opinions (whether or not internally prepared) with respect to each Employee Plan, all material internal memoranda concerning the Employee Plans, copies of material correspondence with all Governmental Authorities with respect to each Employee Plan and plan summaries, employee booklets, brochures and personnel manuals. The booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the Employees and former Employees and their beneficiaries concerning each Employee Plan, together with all written communications of a general nature provided to such Employees and former Employees and their beneficiaries, accurately describe the benefits provided under each such Employee Plan referred to therein.

(c)	All of the Employee Plans have been established, registered (where required), funded, invested and administered in accordance with, and are in good standing under, all Applicable Laws, the terms of such Employee Plans, all applicable collective agreements and in accordance with all understandings, written or oral, between the Corporation, on the one hand, and the Employees or former Employees, on the other hand. No fact or circumstance exists that could adversely affect the tax-preferred or tax-exempt status of any Employee Plan. Except as duly registered under the Pension Benefits Act (Ontario) or the pension standards legislation of another applicable Canadian jurisdiction or the ITA, none of the Employee Plans enjoys any special tax status under Applicable Law. No advance tax rulings or interpretations have been sought, issued or received in respect of any Employee Plan.

(d)	There is no Employee Plan that is a “registered pension plan” as that term is defined in subsection 248(1) of the ITA and there is no Employee Plan that is subject to any pension benefits standards legislation (collectively, the “Pension Plans”). No Pension Plan contains or has ever contained a “defined benefit provision” as that term is defined in subsection 147.1(1) of the ITA. None of the Employee Plans are, as the following terms are described or defined in the ITA, an “employee life and health trust”, a “salary deferral arrangement” or a “retirement compensation arrangement”.

(e)	Each Employee Plan is and has been established.

(f)	No amendments or improvements to any Employee Plan have been promised by the Corporation and no amendments or improvements to any Employee Plan will be made or promised by the Corporation prior to Closing.

(g)	No changes have occurred to the Employee Plans or are expected to occur which would affect the most recent actuarial report for such Employee Plans (regardless of whether or not the actuarial report has been filed with a Governmental Authority) or any of the Financial Statements.

(h)	Except as disclosed in Schedule 3.1(31), none of the Employee Plans provides post-retirement or post-employment benefits to or in respect of the Employees, any former Employees or any other Person or to or in respect of the beneficiaries of such persons.

(i)	The Corporation has been and is the only participating employer of each Employee Plan. Only Employees (or any of their respective beneficiaries and dependants) of the Corporation are entitled to participate in the Employee Plans. None of the Employee Plans is a Multi-Employer Plan. No current or former Employee or director of the Corporation is or has at any time been a trustee of a Multi-Employer Plan.

(j)	All data necessary to administer each Employee Plan is in the possession of the Corporation or its agents and is in a form which is sufficient for the proper administration of the Employee Plan in accordance with its terms and all Applicable Laws and such data is true and correct.

(k)	Subject to Applicable Law, the Corporation may unilaterally amend, modify, vary, revise, revoke, or terminate, in whole or in part, each Employee Plan. The Corporation may take contribution holidays under or withdraw surplus from each Pension Plan, subject only to approvals required by Applicable Laws.

(l)	Subject to obtaining any required approvals under Applicable Laws, the Corporation may merge any Employee Plan with any other arrangement, plan or fund and may transfer without restriction, the assets from any Employee Plan to any other arrangement, plan or fund. No conditions have been imposed by any Governmental Authority or other Person and no undertakings or commitments have been given to any Employee, union, Governmental Authority or other Person concerning the use or application of assets relating to any Employee Plan or any related funding medium.

(m)	All obligations of the Corporation with respect to the Employee Plans have been satisfied, including that contributions or premiums required to be made by the Corporation under the terms of each Employee Plan, any collective agreement or by Applicable Laws have been made in a timely fashion in accordance with Applicable Laws and the terms of the Employee Plans and any applicable collective agreement, and the Corporation does not have any actual or potential unfunded Liabilities with respect to any of the Employee Plans. All Liabilities of the Corporation (whether accrued, absolute, contingent or otherwise) related to all Employee Plans have been fully and accurately disclosed in accordance with ASPE in the Financial Statements.

(n)	Each Employee Plan is fully funded or fully insured on a going concern, solvency and wind-up basis pursuant to the actuarial methods and assumptions set out in Schedule 3.1(31) and in accordance with the requirements of Applicable Laws.

(o)	No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending, Threatened or anticipated investigation, examination or other Legal Proceeding, initiated by any Governmental Authority or by any other Person (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other Legal Proceeding or to affect the registration of any Employee Plan required to be registered. Further, should any matter arise which could affect the registration of any Employee Plan, the Corporation shall, in a timely fashion, take all steps required to ensure the registration is not affected.

(p)	No event has occurred respecting any Pension Plan which would entitle any Person to cause the wind-up or termination of such Pension Plan in whole or in part.

(q)	There have been no withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto except in accordance with the terms of such Employee Plan, Applicable Laws and all applicable agreements. None of the Corporation or any of its agents or any fiduciary, has been in breach of any contractual or fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

(r)	No insurance policy or other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums, contributions or payments due thereunder.

(s)	The execution of this Agreement and the completion of the Transactions will not (either alone or in conjunction with any additional or subsequent events) constitute an event under any Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment or vesting of benefits, forgiveness of Indebtedness, vesting, distribution, restriction on funds, increase in benefits or obligation to fund benefits with respect to any Employee or former Employee or their beneficiaries.

(t)	There exists no Liability in connection with any former benefit plan relating to the Employees or former Employees or their beneficiaries that has terminated, and all procedures for termination of each such former benefit plan have been properly followed in accordance with the terms of such former benefit plans and Applicable Law.

(32)            Customers and Suppliers. Schedule 3.1(32) lists the twenty (20) largest customers of, and the twenty (20) largest suppliers to, the Corporation (or such additional customers or suppliers of the Corporation which are sufficient to constitute 50% or more of total sales or purchases, as the case may be) for each of the last three 12-month periods ending immediately before the date of this Agreement, and the aggregate amount which each customer was invoiced and each supplier was paid during such period. To the knowledge of the Corporation, no such customer or supplier intends to cease doing business with the Corporation or to modify or change in any material manner any existing arrangement with the Corporation for the purchase or supply of any products or services. To the knowledge of the Corporation, the relationships of the Corporation with each of its Material Suppliers and customers are satisfactory, and there are no unresolved disputes with any such supplier or customer.

(33)            Transactions with Affiliates et al. The Corporation is not liable in respect of Indebtedness or other obligations to or on behalf of any shareholder, officer, director, Employee or Affiliate of the Corporation, or associates or relatives of any of the foregoing, or any other Person with whom the Corporation does not deal at arm’s length. Except as disclosed in Schedule 3.1(33), there are no intercompany services provided to the Corporation by any Vendor Group Entity or by any Affiliate of any Vendor Group Entity. No officer or director of the Corporation owns any interest in any competitor, customer or supplier of the Corporation.

(34)            Products and Services.

(a)	Since January 1, 2019, the products and services manufactured, sold, leased, repaired, transported, delivered or provided by the Corporation (collectively, the “Products and Services”) have been manufactured, sold, leased, repaired, delivered and provided in material compliance with, and meet all requirements of, Applicable Law and meet the contract requirements (including specifications and express and implied warranties) in all Contracts with customers of the Corporation relating to the provision of the Products and Services.

(b)	The Corporation has no Liability (and there is no basis for any present or future Claim against the Corporation giving rise to any Liability) whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, nor is there any hazard or defect in design, manufacture, construction, installation, materials or workmanship, including any failure to warn, in respect of any Products or Services that (i) is not fully and adequately covered by policies of insurance, or (ii) is not otherwise fully and adequately reserved against as reflected in the Financial Statements.

(c)	The Corporation has not entered into, or offered to enter into, any Contract pursuant to which the Corporation is or will be obliged to make any rebates, discounts, promotional allowances or similar payments or arrangements to any Person.

(d)	All labeling used on Products and Services is in accordance with Applicable Laws and has been filed or registered and/or approved by each domestic and foreign regulatory agency that requires such filing, registration and/or approval.

(e)	No Products or Services is subject to any current or proposed product withdrawal, safety alert, correction, suspension, removal, replacement, field fix, retrofit, modification or recall, whether voluntary, requested by a Governmental Authority or a customer, or issued pursuant to Applicable Law (a “Recall”) and, in the past three years, there have been no Recalls of any of the Products or Services.

(f)	The Corporation has no Liability (and there is no reasonable basis for any present or future Claim against the Corporation giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Products or Services.

(35)            Insurance.

(a)	The Corporation maintains fire (with extended risk and casualty coverage), general liability, business interruption, product liability, cybersecurity use and occupancy and other forms of insurance with reputable and sound insurers covering its properties and assets and protecting the Business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties. Schedule 3.1(35) sets forth and describes all insurance policies currently maintained by the Corporation (the “Corporation Policies”), including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits, amount of deductible, expiration date and annual premiums. Each of the Corporation Policies is valid and subsisting and in good standing, there is no default thereunder and the Corporation is entitled to all rights and benefits thereunder.

(b)	Schedule 3.1(35) sets forth and describes all pending claims under any of the Corporation Policies and identifies the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets, copies of which have been made available to the Purchaser. The Corporation has not failed to give any notice or present any claim under any of the Corporation Policies in a due and timely fashion. There are no circumstances which might entitle the Corporation to make a claim under any of the Corporation Policies or which might be required under any of the Corporation Policies to be notified to the insurers, and no claim under any of the Corporation Policies has been made by the Corporation since the date of the most recent Annual Financial Statements.

(c)	None of the Corporation Policies is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated or normal rate. No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of the Corporation Policies has been received by the Corporation. To the knowledge of the Corporation, there are no circumstances or occurrences which would or might form the basis of a material increase in premiums for the current insurance coverage maintained by the Corporation.

(36)            Tax Matters.

(a)	Tax Returns, Taxes and Audits.

(i)	The Corporation (A) has properly completed and timely filed all Tax Returns required under Applicable Law to be filed by it in the manner prescribed under Applicable Law, and accurately reporting all income and all other amounts and information required to be reported on all Tax Returns it has prepared or filed in the manner prescribed under Applicable Law, and all Tax Returns filed by it are true, correct and complete in all material respects, (B) has timely paid when due all Taxes required under Applicable Law to be paid (including instalments, and whether or not assessed or shown on any Tax Return), and (C) has established an adequate accrual or reserve in the Financial Statements for all Taxes payable in respect of the periods or portions thereof prior to the date hereof.

(ii)	For all taxable years remaining open under Applicable Law for assessment or re-assessment under the applicable limitation period, the Corporation has provided to the Purchaser correct and complete copies of all material Tax Returns and correspondence with any Governmental Authority relating to the Corporation’s Tax obligations under Applicable Law (including assessments, re-assessments and applicable advance tax rulings).

(iii)	Except to the extent fully and finally completed and resolved, the Corporation has not received from any Governmental Authority any (A) notice indicating an intent to open an audit or other review related to any Tax matter, (B) request for information related to any Tax matter, or (C) notice of deficiency or proposed adjustment of any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Corporation.

(iv)	No Tax Return of the Corporation is currently under audit by any Governmental Authority and there are no matters under discussion, audit or appeal with any Governmental Authority in respect of the Corporation’s Tax obligations or liabilities, and all past audits (if any) have been completed and fully resolved, and all Taxes determined by such audit to be due from the Corporation under Applicable Law have been paid in full to the applicable Governmental Authority or (to the extent of amounts being contested in good faith by the Corporation) adequate reserves therefor have been established in the Corporation’s books and records and financial statements.

(v)	The Corporation has never, (1) paid (or been required under Applicable Law to pay) Tax to a jurisdiction outside of Canada or the United States, or (2) filed (or been required under Applicable Law to file) any Tax Return to a jurisdiction outside of Canada or the United States, and no claim has ever been made by a Governmental Authority outside of Canada or the United States that the Corporation is or may be required to pay Tax or file any Tax Return in that jurisdiction.

(vi)	No Tax liens are currently in effect against any of the assets of the Corporation other than liens for Taxes not yet due and payable. The Corporation has not waived any time limitation under Applicable Law in respect of its liability for Taxes, and, except as disclosed in Schedule 3.1(36), there exists no agreement or extension of time (i) for the Corporation to file any Tax Return, (ii) for the Corporation to pay or remit any Taxes or amounts on account of Taxes, or (iii) for any Tax Authority to assess or collect Taxes for which the Corporation is or may be liable.

(vii)	The Corporation will not be required under Applicable Law to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (A) any change in method of accounting made prior to the Closing Date relating to the manner in which an item was reported or reportable in a taxable period ending on or prior to the Closing Date, (B) any use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (C) any installment sale, open transaction or other transaction made on or prior to the Closing Date, (D) any prepaid amount or deferred revenue received or accrued on or prior to the Closing Date, or (E) forgiveness of any debt incurred by the Corporation on or prior to the Closing Date.

(b)	Withholding, Collection and Remittance.

(i)	The Corporation has withheld from each payment made to any Person, (including any of its present or former shareholders, directors, officers, Employees, service providers and all Persons who are or are deemed to be non-residents of Canada for purposes of the ITA) all Taxes required by Applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods and in the prescribed manner under Applicable Law to the appropriate Governmental Authority.

(ii)	The Corporation has registered itself with the relevant Tax authority and charged, collected and remitted on a timely basis all Taxes as required under Applicable Law on any sale, supply, delivery or other transaction of any type whatsoever made by it. All input tax credits, refunds, rebates and similar adjustments of Taxes claimed by the Corporation have been validly claimed and correctly calculated as required by Applicable Law to support such claims. Where applicable, the Corporation has obtained all required information and documentation to support any zero-rating treatment of its supplies.

(c)	Additional Tax Representations.

(i)	The Corporation is a registrant within the meaning of Part IX of the Excise Tax Act (Canada) and its registration number is 828292540RT0001.

(ii)	The Corporation is not a party to or bound by any Tax sharing, indemnity, allocation or similar Contract, and the Corporation has no liability to another party under any such Contract.

(iii)	There are no transactions or events that have resulted, and no circumstances existing which could result, in the application to the Corporation of sections 17, 67, 78, 80, 80.01 - 80.04, or 160 of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(iv)	The Corporation is a “taxable Canadian corporation” and a “Canadian-controlled private corporation” within the meaning of the ITA.

(v)	All research and development investment tax credits (“ITCs”) and any refunds in respect thereof were claimed by the Corporation in accordance with the ITA and the relevant provincial Applicable Law, and the Corporation satisfied at all times the relevant criteria and conditions entitling it to such ITCs.

(vi)	The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Corporation and any Person that is (i) a non-resident of Canada for purposes of the ITA, and (ii) not dealing at arm’s length with the Corporation for purposes of the ITA, do not materially differ from those that would have been made between Persons dealing at arm’s length for purposes of the ITA. For all transactions between the Corporation and any non-resident Person with whom the Corporation was not dealing at arm’s length, for the purposes of the ITA, (1) the Corporation has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the ITA.

(vii)	The Corporations has not made (1) an “excessive eligible dividend election” as defined in subsection 89(1) of the ITA in respect of any dividend paid or deemed by any provision of the ITA to have been paid on any class of shares of its capital; or (2) a capital dividend election under subsection 83(2) of the ITA in an amount which exceeds the amount in its capital dividend account at the time of such election.

(viii)	Each Vendor is not a non-resident of Canada within the meaning of the ITA, and no Vendor is considered a United States taxpayer pursuant to applicable United States law.

(ix)	The Corporation has not participated in any transactions to which the reporting requirements under section 237.3 or section 237.5 of the ITA, or the notification requirements under section 237.4 of the ITA applied, and the Corporation has no obligation under Applicable Laws to file any Tax Return pursuant to any of such provisions.

(x)	The holder of the options to be cancelled under the Option Cancellation Agreement will be entitled under Applicable Law to the deduction described in s. 110(1)(d) of the ITA on the purchase by the Corporation of the options under the Option Cancellation Agreement, and the Corporation will be in compliance with Applicable Law if it withholds (to the extent required by Applicable Law) and completes and files related reporting under the ITA on that basis.

(37)            No Material Adverse Change. Since the date of the most recent Annual Financial Statements, there has been no Material Adverse Change and no event has occurred nor do any circumstances exist which could result in a Material Adverse Change.

(38)            Absence of Certain Changes or Events. Except as disclosed in Schedule 3.1(38), since the date of the most recent Annual Financial Statements, the Corporation has carried on the Business in the Ordinary Course of Business, and, in particular, but without limitation, the Corporation has not:

(a)	amended its articles or by-laws or similar document adopted or filed in connection with the creation, formation or organization of the Corporation;

(b)	directly or indirectly, declared, set aside for payment or paid any dividend or made any other payment or distribution on or in respect of any of its shares;

(c)	redeemed, purchased, retired or otherwise acquired, directly or indirectly, any of its shares;

(d)	issued or sold any shares or other securities or issued, sold or granted any option, warrant or right to purchase any of its shares or other securities or issued any security convertible into its shares, granted any registration rights or otherwise made any change to its authorized or issued share capital;

(e)	disposed of or revalued any of the assets reflected on the balance sheet forming part of the most recent Annual Financial Statements;

(f)	made any changes in its accounting principles, policies, practices or methods;

(g)	suffered any operating loss or extraordinary loss or cancelled or waived any Indebtedness, claim or other right;

(h)	incurred or assumed any liabilities (including any Indebtedness) or obligations of any nature, whether absolute, accrued, contingent or otherwise, except unsecured current liabilities incurred in the Ordinary Course of Business;

(i)	mortgaged, pledged, granted a security interest in or otherwise created a Lien on any of its property or assets, except in the Ordinary Course of Business and in amounts which, individually and in the aggregate are not material to the financial condition of the Corporation or to the operation of the Business:

(j)	entered into any contract or any other transaction that was not in the Ordinary Course of Business;

(k)	terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any Contract or taken or failed to take any action that would entitle any party to a Contract to terminate, modify, cancel or amend any Contract;

(l)	cancelled or waived any Indebtedness, claim or other right with a value to the Corporation in excess of $10,000;

(m)	incurred any Indebtedness to any other Person or incurred any other liability or obligation to any other Person which is required to be classified as a liability on the liability side of a balance sheet in accordance with ASPE;

(n)	given or agreed to give or become a party to or bound by any guarantee, surety or indemnity in respect of Indebtedness or other obligations or liabilities of any other Person or become a party to any other commitment by which the Corporation is, or is contingently, responsible for such Indebtedness or other liability or obligation;

(o)	incurred any damage, destruction or loss with respect to any of the assets or properties of the Corporation (whether or not insured);

(p)	purchased or otherwise acquired any interest in any securities of any other Person;

(q)	made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the Ordinary Course of Business;

(r)	discharged, settled or satisfied any Legal Proceedings;

(s)	entered into any Contract or commitment to hire or engage, or terminated the services of, any Employee or independent contractor, other than as listed in Schedule 3.1(38);

(t)	made any increase in the compensation of any officer, director, Employee or other Person (including, any increase pursuant to any Employee Plan or commitment) or any increase in any compensation payable to any officer, director, Employee or other Person (other than cost of living increases granted in the Ordinary Course of Business not to exceed 5% for any Employee), or made any loan to, or engaged in any transaction with, any officer, director, Employee or other Person or made any amendment to any Employee Plan or established or adopted any Employee Plan or entered into any Contract in respect of any Employee Plan; or

(u)	agreed, committed or entered into any understanding to take any actions.

(39)            Competition Act. Neither the aggregate value of the assets in Canada of the Corporation nor the aggregate gross revenues from sales in or from Canada generated from such assets, exceed the monetary threshold set out in section 110(3) of the Competition Act, as prescribed by the Competition Act.

(40)            Agents and Distributors. Schedule 3.1(40) set out a list of all agents, distributors or similar persons who are not employees of the Corporation but who have facilitated the distribution, sale or resale of products or services of the Corporation (“Agents and Distributors”) since January 1, 2019, and indicates those with whom the Corporation has a Contract (for greater certainty, whether oral or written). Other than as expressly noted in Schedule 3.1(40), (a) the Corporation may terminate its relationship with the Agents and Distributors or any of them immediately, without notice, in the Corporation’s sole discretion and without penalty or payment, and (b) none of the Agents or Distributors have any rights to exclusivity (either to products or geographies), “most favoured nation” rights or similar rights that could constrain the Corporation from selling any products or services to any other agent, distributor or customer in any geography for any price.

(41)            Commissions. The Purchaser will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the Transactions because of any action taken by, or agreement or understanding reached by, any Vendor Group Entity or the Corporation. Following the Closing, the Corporation will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the Transactions because of any action taken by, or agreement or understanding reached by, any Vendor Group Entity or the Corporation.

(42)            Full Disclosure. None of the foregoing representations and warranties and no document furnished by or on behalf of the Vendor Group Entities (or any of them) to the Purchaser in connection with the negotiation of the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading. There are no facts not disclosed in this Agreement which, if learned by the Purchaser, might reasonably be expected to materially diminish the Purchaser’s evaluation of the value of the Purchased Shares or which, if learned by the Purchaser, might reasonably be expected to deter the Purchaser from completing the Transactions on the terms of this Agreement.

3.2            Representations and Warranties of the Purchaser. As a material inducement to the Vendors’ entering into this Agreement and completing the Transactions and acknowledging that the Vendors are entering into this Agreement in reliance upon the representations and warranties of the Purchaser set out in this Section 3.2, the Purchaser represents and warrants to the Vendors as follows:

(1)            Incorporation and Corporate Power. The Purchaser is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation. The Purchaser has the power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments.

(2)            Authorization by Purchaser. The execution and delivery of this Agreement and all other agreements and instruments to be executed by the Purchaser as contemplated herein and the completion of the Transactions and all such other agreements and instruments have been duly authorized by all necessary action on the part of the Purchaser.

(3)            Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. There is no Legal Proceeding in progress, pending, or, to the knowledge of the Purchaser, Threatened against or affecting the Purchaser, and there are no grounds on which any such Legal Proceeding might be commenced and there is no Order outstanding against or affecting the Purchaser which, in any such case, affects adversely or might affect adversely the ability of the Purchaser to enter into this Agreement or to perform its obligations hereunder.

(4)            Commissions. The Vendor Group Entities will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the Transactions because of any action taken by, or agreement or understanding reached by, the Purchaser.

3.3            No Waiver. No investigations, inspections, surveys or tests made by or on behalf of the Purchaser at any time shall, or shall be deemed to (a) affect, mitigate, modify, waive, diminish the scope of or otherwise affect any representation or warranty made by the Vendors (or any of them) in or pursuant to this Agreement, (b) amend or supplement any of the Schedules hereto, or (c) limit or otherwise affect any remedies available to the Purchaser.

Article 4
CLOSING ARRANGEMENTS

4.1            Closing. The Closing shall take place at 10:00 a.m. on the first Tuesday after January 5, 2024 following the day all of the conditions of closing set out in Article 5 have been satisfied or such other date as may be agreed between the Parties in writing (the “Closing Date”) by the electronic exchange of documents.

4.2            Vendors’ Closing Deliveries. At the Closing, the Vendors shall deliver or cause to be delivered to the Purchaser the following documents:

(a)	the certificate or certificates representing the Purchased Shares;

(b)	a transfer of the Purchased Shares in form acceptable to the Purchaser, acting reasonably, duly executed by the Vendors;

(c)	the minute books, share certificate books and corporate seal of the Corporation;

(d)	a bring-down certificate of the President or other senior officer of each Vendor Group Entity dated as of the Closing Date, in form acceptable to the Purchaser, acting reasonably;

(e)	a factual certificate of the Secretary or other officer of each Vendor Group Entity dated as of the Closing Date in form acceptable to the Purchaser, acting reasonably;

(f)	a factual certificate of the Secretary or other officer of the Corporation dated as of the Closing Date in form acceptable to the Purchaser, acting reasonably;

(g)	evidence in form satisfactory to the Purchaser, acting reasonably, that the Consents and Regulatory Approvals have been obtained;

(h)	a non-competition agreement in form acceptable to the Purchaser, acting reasonably, duly executed by each of Hany, Alex and Ken;

(i)	an employment agreement between the Corporation and each of Alexander Grant and Kenneth Molnar in form acceptable to the Purchaser, acting reasonably, duly executed by the Corporation and each of Alexander Grant and Kenneth Molnar;

(j)	a consent to the transactions contemplated by this Agreement from each landlord of the Leased Premises in form acceptable to the Purchaser, acting reasonably;

(k)	an option cancellation agreement (the “Option Cancellation Agreement”) whereby all of the outstanding options to purchase shares in the capital of the Corporation have been cancelled immediately prior to the Closing, in the form agreed between the Parties, duly executed by the holder of such options and the resolution of the board of the Corporation approving such cancellation;

(l)	payoff letters or similar releases, in forms reasonably satisfactory to the Purchaser, for each Lien registered against the Corporation providing that on Closing all such registrations shall be terminated, discharged and of no further force and effect;

(m)	the written resignation of Hany Guirguis, Josephine Wassef and each director and officer of the Corporation designated by the Purchaser and a release of all claims against the Corporation by each such director and officer in form acceptable to the Purchaser, acting reasonably;

(n)	a mutual release of claims duly executed by the Corporation and each of the Vendor Group Entities in form acceptable to the Purchaser, acting reasonably; and

(o)	all such other assurances, consents, agreements, documents and instruments as may be reasonably requested by the Purchaser to complete the Transactions, all of which shall be in form and substance satisfactory to the Purchaser, acting reasonably.

4.3            Purchaser’s Closing Deliveries. Contemporaneously with the execution of this Agreement, the Purchaser shall deliver or cause to be delivered to the Vendors the following documents and payments:

(a)	a bring-down certificate of the President or other senior officer of the Purchaser dated as of the Closing Date in form acceptable to the Vendors, acting reasonably;

(b)	the payments referred to in Section 2.4; and

(c)	all such other assurances, consents, agreements, documents and instruments as may be reasonably requested by the Vendors to complete the Transactions, all of which shall be in form and substance satisfactory to the Vendors, acting reasonably.

Article 5
CONDITIONS OF CLOSING

5.1            Purchaser’s Conditions. The Purchaser shall not be obligated to complete the Transactions unless, at or before the Effective Time, each of the conditions listed below in this Section 5.1 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchaser. The Vendor Group Entities shall take all such actions, steps and proceedings as are reasonably within their control as may be necessary to ensure that the conditions listed below in this Section 5.1 are fulfilled at or before the Effective Time.

(1)            Representations and Warranties. The representations and warranties of the Vendors in Section 3.1 shall be true and correct at the Closing.

(2)            Vendor Group Entities’ Compliance and Deliverables. The Vendor Group Entities shall have performed and complied with all of the terms and conditions in this Agreement on their part to be performed or complied with at or before the Effective Time, and shall have executed and delivered or caused to have been executed and delivered to the Purchaser at the Closing all the documents contemplated in Section 4.2 and elsewhere in this Agreement.

(3)            Material Adverse Change. During the Interim Period, there shall have been no Material Adverse Change.

(4)            No Litigation. During the Interim Period, there shall have been no Order (whether temporary, preliminary or permanent) made or any Legal Proceedings commenced:

(a)	against the Corporation or any Party or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, prohibiting, preventing or restraining, temporarily or permanently, the completion of the Transactions; or

(b)	against the Corporation or any Party or against any of their respective Affiliates or any of their respective directors or officers which in the result, could adversely affect the right of the Purchaser to acquire or retain the Purchased Shares or which could prevent the Corporation from operating the Business after Closing in the same manner in which it was operated prior to Closing.

(5)            No Law. During the Interim Period, no Governmental Authority shall have enacted, issued or promulgated any Law which has the effect of (i) making any of the Transactions illegal, or (ii) otherwise prohibiting, preventing or restraining the consummation of any of the Transactions.

(6)            Consents and Regulatory Approvals. All Consents and Regulatory Approvals, including the Investment Canada Approval, shall have been obtained.

(7)            R&W Policy. The insurer under the R&W Policy will have bound the policy subject only to closing of the Transaction.

5.2            Condition Not Fulfilled. If any condition in Section 5.1 has not been fulfilled at or before the Effective Time or if any such condition is, or becomes, impossible to satisfy prior to the Effective Time, other than as a result of the failure of the Purchaser to comply with its obligations under this Agreement, then the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

(a)	terminate this Agreement by notice to the Vendors, as provided in Section 8.1; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

5.3            Vendors’ Conditions. The Vendors shall not be obligated to complete the Transactions unless, at or before the Effective Time, each of the conditions listed below in this Section 5.3 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Vendors. The Purchaser shall take all such actions, steps and proceedings as are reasonably within the Purchaser’s control as may be necessary to ensure that the conditions listed below in this Section 5.3 are fulfilled at or before the Effective Time.

(1)            Representations and Warranties. The representations and warranties of the Purchaser in Section 3.2 shall be true and correct at the Closing.

(2)            Purchaser’s Compliance and Deliverables. The Purchaser shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Effective Time, and shall have executed and delivered or caused to have been executed and delivered to the Vendors at the Closing all the documents contemplated in Section 4.3 and elsewhere in this Agreement.

(3)            No Litigation. During the Interim Period, there shall have been no Order (whether temporary, preliminary or permanent) made or any Legal Proceedings commenced against the Corporation or any Party or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, prohibiting, preventing or restraining the completion of the Transactions.

(4)            No Law. During the Interim Period, no Governmental Authority shall have enacted, issued or promulgated any Law which has the effect of (i) making any of the Transactions illegal, or (ii) otherwise prohibiting, preventing or restraining the consummation of any of the Transactions.

5.4            Condition Not Fulfilled. If any condition in Section 5.3 has not been fulfilled at or before the Effective Time or if any such condition is, or becomes, impossible to satisfy prior to the Effective Time, other than as a result of the failure of any Vendor Group Entity to comply with its obligations under this Agreement, then the Vendors in their sole discretion may, without limiting any rights or remedies available to the Vendors at law or in equity, either:

(a)	terminate this Agreement by notice to the Purchaser as provided in Section 8.1; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

Article 6
INDEMNIFICATION

6.1            Survival. All provisions of this Agreement and of any other agreement, certificate or instrument delivered pursuant to this Agreement shall not merge on Closing but shall survive the execution, delivery and performance of this Agreement, the Closing and the execution and delivery of any transfer documents or other documents of title to the Purchased Shares and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the consideration for the Purchased Shares. No Vendor Group Entity shall have any right of indemnification, contribution or subrogation against the Corporation, the Purchaser or any of their respective Affiliates with respect to any indemnification payment made by or on behalf of any Vendor under this Article 6.

6.2            Indemnity by the Vendors. The Vendors shall jointly and severally indemnify the Purchaser Indemnified Parties and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatsoever to:

(a)	any incorrectness in or breach of any representation or warranty of any Vendor or the Corporation contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)	any breach or any non-fulfilment of any covenant or agreement on the part of any Vendor Group Entity or the Corporation contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(c)	any Closing Date Indebtedness or Closing Transaction Expenses outstanding at Closing and not included in the final calculation of the Purchase Price; and

(d)	any liability or obligation of the Corporation (or any successor thereto) for Taxes in respect of a Pre-Closing Tax Period.

For greater certainty and without limiting the generality of the provisions of Sections 6.2(a), the indemnity provided for in Sections 6.2(b) through (d) shall extend to any Damages arising from any act, omission or state of facts that occurred or existed prior to the Closing. The waiver of any condition based upon the accuracy of any representation and warranty or the performance of any covenant shall not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty or covenant

6.3            Indemnity by the Purchaser. The Purchaser shall indemnify the Vendor Indemnified Parties and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatsoever to:

(a)	any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(b)	any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

6.4            Claim Notice. If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 6, the Indemnified Party shall promptly give written notice thereof (a “Claim Notice”) to the Indemnifying Party. The Claim Notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages arise as a result of a claim directly by the Indemnified Party against the Indemnifying Party (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Direct Claim or Third Party Claim, as the case may be; and

(b)	the amount of the potential Damages arising therefrom, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive a Claim Notice in time effectively to contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of the Indemnifying Party to the Indemnified Party under this Article 6 shall be reduced only to the extent that Damages are actually incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give the Claim Notice on a timely basis. Nothing in this Section 6.4 shall be construed to affect the time within which a Claim Notice must be delivered pursuant to Sections 6.6(1) and 6.6(2) in order to permit recovery pursuant to Section 6.2(a) or 6.3(a) as the case may be.

6.5            R&W Policy.

(a)	At or prior to the Closing, the Purchaser shall deliver to the Vendors evidence of the purchase by the Purchaser of a representations and warranties insurance policy, effective as of the Closing (the “R&W Policy”). The R&W Policy shall expressly waive any claims of subrogation (except in the case of fraud) against the Vendors. The Purchaser shall be responsible for the cost of any payment of premium together with any Taxes and application, underwriting or similar fees or expenses in connection with obtaining the R&W Policy.

(b)	Notwithstanding anything to the contrary contained in this Article 6, but subject to the limitations set out below, with respect to Damages indemnifiable pursuant to Section 6.2(a), the Purchaser’s Indemnified Parties will recover as follows: (i) first, against the Vendors for the aggregate amount of all Damages in excess of the Claim Basket up to the Retention Amount; (ii) second, by submission of claims not excluded by the R&W Policy by the Purchaser pursuant to the R&W Policy until such time as the policy limit set forth in the R&W Policy has been reached; and (iii) thereafter or in respect of any claims excluded from the R&W Policy, against the Vendors subject to the limits contained in this Article 6.

(c)	Notwithstanding anything to the contrary in this Agreement, no Vendor Group Entity nor any of their respective Affiliates or any of their respective Representatives shall be entitled to any proceeds from the R&W Policy, and nothing in this Agreement shall be interpreted to limit any insured’s remedies, including the right to pursue a claim, recover for any claim, or otherwise exercise its rights under the R&W Policy.

6.6            Time Limits for Claim Notice for Breach of Representations and Warranties.

(1)            Notice by the Purchaser. No Damages may be recovered from the Vendors pursuant to Section 6.2(a) unless (subject to the fraud exception below) a Claim Notice is delivered by the Purchaser in accordance with the timing set out below:

(a)	with respect to the Vendor Fundamental Representations, on or before the date that is six years after the Closing Date;

(b)	with respect to the Vendor Tax Representations, at any time before the date that is 90 days after the relevant Governmental Authorities are no longer entitled to assess or reassess the Corporation in respect of the Taxes in question, having regard, without limitation, to:

(i)	any waiver given by the Corporation before the Closing in respect of such Taxes; and

(ii)	any entitlement of a Governmental Authority to assess or reassess the Corporation without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or wilful default; and

(c)	with respect to all other representations and warranties, on or before the date that is 24 months after the Closing Date,

provided, however, that in the event a Final Determination has found fraud relating to a representation or warranty of any Vendor or the Corporation in this Agreement, then notwithstanding the foregoing time limitations, and subject to the ultimate limitation period described in the Limitations Act, the Purchaser Indemnified Parties shall be entitled to deliver a Claim Notice at any time for purposes of such a claim. Unless (subject to the fraud exception above) a Claim Notice has been given in accordance with the timing set out in Sections 6.6(1)(a) through (c), with respect to the representations and warranties referred to in any such Section, the Vendors shall be released on the date set out in 6.6(1)(a) through (c), as applicable, from all obligations in respect of representations and warranties referenced in those Sections and from the obligation to indemnify the Purchaser Indemnified Parties in respect thereof pursuant to Section 6.2(a). This Section 6.6(1) shall not be construed to impose any time limit, other than applicable statutory limitations, on the Purchaser’s right to assert a claim to recover Damages (an “Indemnity Claim”) under Sections 6.2(b) through 6.2(d), whether or not the basis on which such a claim is asserted could also entitle the Purchaser to make a claim for Damages pursuant to Section 6.2(a).

(2)            Notice by the Vendors. No Damages may be recovered from the Purchaser pursuant to Section 6.3(a) unless a Claim Notice is delivered by the Vendors on or before the date that is two years after the Closing Date. Unless a Claim Notice has been given on or before the date that is two years after the Closing Date with respect to each particular representation and warranty, the Purchaser shall be released on the date that is two years after the Closing Date from all obligations in respect of that particular representation and warranty and from the obligation to indemnify the Vendor Indemnified Parties in respect thereof pursuant to Section 6.3(a). This Section 6.6(2)  shall not be construed to impose any time limit on the Vendors’ right to assert an Indemnity Claim under Section 6.3(b), whether or not the basis on which such a claim is asserted could also entitle the Vendors to make a claim for Damages pursuant to Section 6.3(a).

6.7            Monetary Limitations.

(1)            Damages from Vendors.

(a)	Subject to Section 6.7(1)(e), no Damages may be recovered from the Vendors pursuant to Section 6.2(a) unless and until the accumulated aggregate amount of Damages of the Purchaser Indemnified Parties arising pursuant to Section 6.2(a) exceeds the Claim Basket, in which event the accumulated aggregate amount of all such Damages in excess of the Claim Basket may be recovered up to the limits established in Section 6.7(1)(b).

(b)	Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or intentional misrepresentation, in no event shall the Vendors’ aggregate liability for any Damages indemnifiable under this Agreement exceed the Purchase Price paid and received by the Vendors, nor shall any individual Vendor’s liability for any Damages indemnifiable under this Agreement exceed the portion of the Purchase Price paid and received by such Vendor.

(c)	Subject to Section 6.7(d), the indemnification obligations of the Vendors under this Article 6 are limited in the aggregate to 25% of the quantity of the Purchase Price plus the amount of any Closing Date Indebtedness, in each case actually paid to the Vendors.

(d)	If any Indemnity Claims are made by a Purchaser Indemnified Party against the Vendors or any of them:

(i)	relating to any breach of the Vendor Fundamental Representations or Vendor Tax Representation;

(ii)	based on Sections 6.2(b) to 6.2(d); or

(iii)	based on intentional misrepresentation or fraud,

then:

(iv)	despite Section 6.7(c), the indemnification obligations of the Vendors with respect to those Indemnity Claims, when combined with the indemnification obligations of the Vendors under any other part of this Article 6 will be limited in the aggregate to the amount of the Purchase Price plus the amount of any Closing Date Indebtedness, in each case actually paid to the Vendors.

(e)	The limitations set out in Sections 6.7(1)(a) shall have no application to any Indemnity Claim based on any incorrectness in or breach of (i) any Vendor Fundamental Representation; (ii) any Vendor Tax Representation, or (iii) any breach arising from fraud or intentional misrepresentation, nor shall the limitation be construed to apply to any of the indemnities in Sections 6.2(b) through 6.2(d).

(2)            Damages from Purchaser. No Damages may be recovered from the Purchaser pursuant to Section 6.3(a) unless and until the accumulated aggregate amount of Damages of the Vendor Indemnified Parties arising pursuant to Section 6.3(a) exceeds the Claim Basket, in which event the accumulated aggregate amount of all such Damages in excess of the Claim Basket may be recovered. Such limitation shall have no application to any Indemnity Claim based on any incorrectness in or breach of (i) any Purchaser Fundamental Representation, or (ii) any other representation or warranty of the Purchaser in this Agreement resulting from fraud or intentional misrepresentation by the Purchaser, nor shall the limitation be construed to apply to any of the indemnities in Sections 6.3(b).

6.8            Limitation Periods.

(1)            Limitation Periods for Representations and Warranties. Notwithstanding the provisions of the Limitations Act, 2002 (Ontario) (the “Limitations Act”) or any other statute, an Indemnified Party may commence a proceeding in respect of Damages arising from any incorrectness in or breach of any representation and warranty of the Indemnifying Party as referred to in a Claim Notice delivered within the time periods stipulated in Section 6.6 at any time on or before the later of:

(a)	the second anniversary of the last date upon which such Claim Notice is permitted to be delivered under Section 6.6; and

(b)	the expiry of the limitation period otherwise applicable to such claim,

and any applicable limitation period is hereby so extended to the full extent permitted by law.

(2)            Limitation Periods for Covenants and Other Matters. Subject to section 22 of the Limitations Act, the limitation period applicable to any proceeding relating to a claim referred to in a Claim Notice in respect of any matter in Sections 6.2(b) through 6.2(d) and 6.3(b) shall be solely as prescribed in sections 15-17 of the Limitations Act and any other limitation period in respect of such claim (including that provided for in section 4 of the Limitations Act) is extended accordingly.

6.9            Calculation of Damages. For greater certainty, for the purpose of (a) determining whether there has been a breach, and (b) calculating the amount of Damages under this Article 6, the representations and warranties of the Parties contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement shall be deemed to have been made without qualifications as to materiality where the words or phrases “material”, “immaterial”, “in all material respects” or words or phrases of similar import are used, such that the amount of Damages payable to an Indemnified Party is not subject to any deduction in respect of amounts below the level of materiality stated in the relevant representation and warranty. Further, the calculation of such amount shall not be affected by any inspection or inquiries made by or on behalf of the Party entitled to be indemnified under this Article 6.

6.10            Agency for Non-Parties. Notwithstanding Section 9.13, each Party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party. Each Party may enforce an indemnity in favour of any of that Party’s Indemnified Parties on behalf of each such Indemnified Party.

6.11            Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of a Claim Notice in respect thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 6, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree at or before the expiration of such 60-day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it.

6.12            Third Party Claims.

(1)            Rights of Indemnifying Party. In the event a Claim Notice is delivered with respect to a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Third Party Claim, which control shall rest at all times with the Indemnified Party, unless the Indemnifying Party:

(a)	irrevocably and unconditionally acknowledges in writing complete responsibility for, and agrees to indemnify the Indemnified Party in respect of all Damages relating to, the Third Party Claim;

(b)	in the case of a Third Party Claim relating to Taxes, funds the payment of any Taxes required to contest any such Third Party Claim; and

(c)	furnishes evidence to the Indemnified Party whenever requested by the Indemnified Party, which is satisfactory to the Indemnified Party, of the Indemnifying Party’s financial ability to indemnify the Indemnified Party, in which case the Indemnifying Party may assume such control at its expense through counsel of its choice; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall not be permitted to assume control of the negotiation, settlement or defence of the Third Party Claim if: (A) such Third Party Claim seeks equitable relief against the Indemnified Party as a primary form of relief; (B) there is a reasonable probability that such Third Party Claim would result in direct monetary damages or payments in excess of 90% of the amount for which the Indemnifying Party is obligated to indemnify the Indemnified Party pursuant to this Article 6; (C) such Third Party Claim involves criminal liability; or (D) such Third Party Claim is by a current material customer or supplier of the Purchaser or its Affiliates or a material customer or Material Supplier of the Corporation.

(2)            Respective Rights on Indemnifying Party’s Assumption of Control. If the Indemnifying Party elects to assume control as contemplated in Section 6.12(1), the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses incurred as a result of such assumption. The Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party. The Indemnified Party shall co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim.

(3)            Lack of Reasonable Diligence. If, having elected to assume control as contemplated by Section 6.12(1), the Indemnifying Party thereafter fails to conduct the negotiation, settlement or defence of the relevant Third Party Claim with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(4)            Commercially Necessary Payments Prior to Settlement. If any Third Party Claim is of a nature such that it is necessary in the reasonable view of the Indemnified Party acting in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by the Business, or (B) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such Contract, to make a payment to any Person with respect to the Third Party Claim before the completion of settlement negotiations or related Legal Proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall, upon Final Determination, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the third party, pay the amount of such difference to the Indemnifying Party.

(5)            Other Rights of Indemnified Party. If the Indemnifying Party does not, or is not permitted to, assume control of the defence of any Third Party Claim pursuant to Section 6.12(1), the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, neither Party is permitted to settle any Third Party Claim without the written consent of the of the other Party, which consent shall not be unreasonably withheld or delayed.

6.13            Interest on Damages. The amount of any Damages which is subject to indemnification hereunder shall bear interest from and including the date the Indemnified Party was notified of the claim for Damages at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Damages by the Indemnifying Party is made, compounded monthly, and the amount of such interest shall be deemed to be part of such Damages.

6.14            Set-off. The Purchaser shall be entitled to set off the amount of any Damages subject to indemnification under this Agreement against any other amounts payable by the Purchaser to the Vendor Group Entities (or any of them) or their Affiliates (including the Earnout Amount and the MK4 Working Capital Adjustment Amounts, if any) whether under this Agreement or otherwise.

6.15            No Double Recovery. No Indemnified Party is entitled to double recovery for any Indemnity Claim even though the Indemnity Claim may have resulted from the breach or inaccuracy of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party under this Agreement. No Indemnifying Party has any liability or obligation for indemnification under this Article 6 to the extent that the relevant Damages have been taken into account in the determination of the Purchase Price.

6.16            Remoteness and Mitigation. Despite any other provision of this Article 6, the principles of remoteness of damages and duty to mitigate will be applied in determining the quantum of losses that can be recovered by an Indemnified Party.

6.17      Cooperation.      Each Indemnified Party and Indemnifying Party shall reasonably cooperate and assist each other in determining the validity of any claim for indemnity by an Indemnified Party and otherwise in resolving such matters. Such assistance and cooperation will include providing reasonable access to information, records and documents relating to such matters and furnishing employees to assist in the investigation, defence and resolution of such matters.

6.18            Exclusive Remedy. Other than the remedies set out in respect of disputed matters in Sections 2.6 and 2.8, if the Closing occurs, the rights of indemnity in this Article 6 will be the sole and exclusive remedy of any Party for any breach of a representation or warranty, or non-performance of any covenant or agreement, contained in this Agreement or in or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement (other than any lease or similar agreement that has its own remedies), and each Party waives any other recourse or remedy it may have in contract, tort or otherwise.

Article 7
COVENANTS

7.1            Investigation. During the Interim Period, the Vendor Group Entities shall give, or cause to be given, to the Purchaser and its Representatives full access during normal business hours to the Business and the property and assets of the Corporation, including the Books and Records, the Contracts and the property subject to Premises Leases, to conduct such investigations, inspections, surveys or tests thereof and of the financial and legal condition of the Corporation and the Business as the Purchaser deems necessary or desirable to familiarize itself with such properties, assets and other matters. Without limiting the generality of the foregoing, the Purchaser shall be permitted complete access during normal business hours, to all documents relating to information scheduled or required to be disclosed under this Agreement. Such investigations, inspections, surveys and tests shall be carried out during normal business hours and without undue interference with the operations of the Corporation and the Business, and the Vendor Group Entities shall co-operate fully in facilitating such investigations, inspections, surveys and tests and shall furnish copies of all such documents and materials relating to such matters as may be reasonably requested by or on behalf of the Purchaser. The Vendor Group Entities shall cause the Corporation to execute and deliver any authorizations required to permit such investigations, inspections, surveys and tests.

7.2            Transaction Personal Information. Each Party shall comply with Privacy Law in the course of collecting, using and disclosing Transaction Personal Information. The Purchaser shall collect Transaction Personal Information prior to Closing only for purposes related to the Transactions and as is necessary to determine whether to proceed with the Transactions in connection with its investigations of the Business, the Corporation and its properties and assets and for the completion of the Transactions. Following the Closing, the Purchaser shall not, without the consent of the individuals to whom such Personal Information relates or as permitted or required by Applicable Law, use or disclose Transaction Personal Information:

(a)	for purposes other than those for which such Transaction Personal Information was collected by the Vendors prior to the Closing; and

(b)	which does not relate directly to the carrying on of the Business or to the carrying out of the purposes for which the Transactions were implemented.

The Purchaser shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure, as provided by Privacy Law. The Purchaser shall cause its Representatives to observe the terms of this Section 7.2 and to protect and safeguard Transaction Personal Information in their possession. If the Vendors or the Purchaser terminate this Agreement as provided herein, the Purchaser shall promptly deliver to the Vendors all Transaction Personal Information in its possession or in the possession of any of its Representatives, including all copies, reproductions, summaries or extracts thereof.

7.3            Confidentiality.

(1)            Information to be Confidential. Each Recipient shall treat confidentially and not disclose, and shall cause each of its Representatives to treat confidentially and not disclose, other than as expressly contemplated by this Agreement, any Confidential Information of a Discloser.

(2)            Use of Confidential Information. A Recipient may disclose Confidential Information only to those of its Representatives who need to know such Confidential Information for the purpose of implementing the Transactions. No Recipient shall use, nor permit its Representatives to use, Confidential Information for any other purpose nor in any way that is, directly or indirectly, detrimental to the applicable Discloser.

(3)            Required Disclosure. If a Recipient or any of its Representatives receives a request or is legally required to disclose all or any part of the Confidential Information of a Discloser, such Recipient shall (a) immediately notify the Discloser of the request or requirement, (b) consult with the Discloser on the advisability of taking legally available steps to resist or narrow the request or lawfully avoid the requirement, and (c) if requested by the Discloser, take all necessary steps to seek a protective Order or other appropriate remedy. If a protective Order or other remedy is not available, or if the Discloser waives compliance with the provisions of this Section 7.3(3), (i) the Recipient receiving the request for disclosure or its Representatives, as the case may be, may disclose to the Person requiring disclosure only that portion of the Confidential Information which such Recipient is advised by written opinion of counsel is legally required to be disclosed, and (ii) such Recipient shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by such Recipient or its Representatives not permitted by this Agreement.

(4)            Corporation Information. Following the Closing, the Vendor Group Entities shall treat confidentially all Confidential Information of the Corporation.

7.4            Risk of Loss. If before the Closing all or any material portion of the properties or assets of the Corporation are lost, damaged or destroyed or are expropriated or seized by any Governmental Authority or any other Person in accordance with Applicable Law or if notice of any such expropriation or seizure shall have been given in accordance with Applicable Law, the Purchaser, in its sole discretion, shall have the option, exercisable by notice to the Vendors given prior to the Effective Time:

(a)	to terminate this Agreement, as provided in Section 8.1; or

(b)	to complete the transactions contemplated by this Agreement and require the Vendors to reduce the Purchase Price by the amount of the cost of repair of the property and assets that were damaged or destroyed or, if lost or damaged beyond repair or seized or expropriated, by the replacement cost of the property and assets so lost, damaged, expropriated or seized, such reduction in price to be net of all proceeds of insurance or compensation for expropriation or seizure actually received by the Corporation.

7.5            Action During Interim Period.

(1)            Operate in Ordinary Course. During the Interim Period, the Vendor Group Entities shall cause the Corporation to operate the Business in the Ordinary Course of Business in compliance with Applicable Law and the terms and conditions of all Contracts, and in a manner that maintains relations with Employees and the suppliers, customers and landlords of the Corporation in accordance with past custom and practice.

(2)            Negative Covenants. During the Interim Period, the Vendor Group Entities shall ensure that the Corporation does not take any action that, if taken prior to the date hereof, would have caused the representation and warranty in Section 3.1(38) to be incorrect.

7.6            Exclusive Dealings. During the Interim Period, none of the Vendor Group Entities nor any of their respective Representatives or shareholders shall directly or indirectly in any manner (nor permit the Corporation to):

(a)	entertain, solicit or encourage;

(b)	furnish or cause to be furnished any information to any Persons (other than the Purchaser or its Representatives) in connection with; or

(c)	negotiate or otherwise pursue;

any proposal or discussions for or in connection with any possible sale of any Purchased Shares or of the Business, no matter how structured, including without limitation by sale of all or any significant or controlling part of the shares of any Vendor Group Entity, by sale or license of all or any significant part of the property and assets of the Corporation, or by any merger or other business combination involving any Vendor Group Entity, the Corporation or otherwise (each of the foregoing proposals or discussions, whether written or oral, an “Alternative Transaction”). The Vendors shall immediately notify the Purchaser in writing of (i) the receipt during the Interim Period of any proposal for an Alternative Transaction or any requests for any information relating to any Vendor Group Entity, the Business or the Corporation or for access to the properties, books or records of the Corporation by any Person who has informed any Vendor Group Entity or the Corporation that such Person is considering making, or has made, a proposal for an Alternative Transaction, and (ii) the terms of any such Alternative Transaction. The Vendor Group Entities shall be responsible for any breach by their respective Representatives or shareholders of any of the provisions of this Section 7.6. The Vendor Group Entities acknowledge that a breach by any of them, their respective Representatives, or their respective shareholders of this Section 7.6 would result in damages to the Purchaser, and that the Purchaser may not be adequately compensated for such damages by a monetary award alone. Accordingly, the Vendor Group Entities agree that in the event of any such breach, in addition to any other remedies available at Law or otherwise, the Purchaser shall be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of injunction, restraining order, decree or otherwise as may be appropriate to ensure compliance with this Section 7.6.

7.7            Investment Canada Act. The Parties shall act in accordance with the letter between Affiliates of the Parties regarding the Investment Canada Act process dated November 2, 2023.

7.8            Consents and Approvals. Commencing forthwith after the date hereof the Vendor Group Entities shall use all commercially reasonable efforts to obtain, at or prior to the Effective Time, all Consents and Regulatory Approvals.

7.9            Notice of Certain Matters and Updates to Information. During the Interim Period, the Vendors shall promptly upon becoming aware, give written notice to the Purchaser of: (a) the occurrence of any event that causes any representation and warranty of any Vendor or the Corporation contained in this Agreement to be untrue or inaccurate, and (b) any failure of any Vendor Group Entity to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect any remedies available to the Purchaser. The Vendors shall update on or before the fifth Business Day prior to Closing, by amendment or supplement, the Schedules to this Agreement and any other disclosure in writing from any Vendor Group Entity or the Corporation to the Purchaser as a result of any new or conflicting information coming to the attention of any Vendor Group Entity or the Corporation. The Purchaser shall not be obligated to accept any such amendment or supplement, and receipt by the Purchaser of any such amendment or supplement, or of any notice from any Vendor pursuant to this Section 7.9, shall not be deemed to be a waiver or release by the Purchaser of any provision of this Agreement.

7.10            Preparation of Tax Returns.

(1)            The Purchaser shall cause to be prepared and filed on a timely basis all Tax Returns for the Corporation for (a) any Pre-Closing Tax Period for which Tax Returns have not been filed as of the Closing, and (b) for any Straddle Period for which Tax Returns are required to be prepared and filed (all Tax Returns referred to in clause (a) and (b) above collectively being referred to herein as the “Stub Period Returns”). Each Stub Period Return shall be delivered to the Vendors in draft form not less than 30 days prior to their required filing date for any income Tax Returns and as soon as reasonably practicable for any other Tax Return for the Vendors’ review and comment, with such comments to be considered in good faith for implementation by the Purchaser. In any Stub Period Return, the Corporation shall not deduct any amount in the nature of a reserve or claim any Tax credit that would require the Corporation to include in a tax period ending after the Closing any amount of income. For the avoidance of doubt, the Purchaser may cause the Corporation to make an election pursuant to subsection 256(9) of the ITA in respect of the taxation year of the Corporation ending on the acquisition of control of it by the Purchaser, provided that advance notice (not less than five days prior to Closing) has been provided to the Vendors.

(2)            The Vendors shall fund or cause to be funded, to the extent not paid by Closing or reserved for in the Financial Statements and included in the calculation of Closing Date Working Capital, payment by the Corporation of all Taxes of the Corporation for any Pre-Closing Tax Period (as determined under Section 7.10(1)).

(3)            In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending immediately prior to the Closing shall be:

(a)	in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period prior to the Closing and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(b)	in the case of Taxes not described in (a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of such Taxes determined as if such tax period ended immediately prior to the Closing.

(c)	Any Tax refunds or credits, including refunds or credits arising pursuant to the Scientific Research and Experimental Development tax incentive, that are received by the Corporation after Closing but prior to the date that is the third anniversary of the Closing Date (and which have not otherwise been accounted for between the Parties) by the Corporation or, to the extent related to Taxes paid by the Corporation, the Purchaser or any of its Affiliates, that relate to a Pre-Closing Tax Period shall be for the account of the Vendors, and the Purchaser shall pay over to the Vendors any such refund or the amount of any such credit (in each case, net after Tax arising from the receipt or accrual thereof) within 10 Business Days after receipt or entitlement thereto.

7.11            Cooperation Respecting Tax Matters. Each Party shall provide reasonable cooperation to the other Party and their counsel in respect of Tax matters arising under this Agreement. If, at any time after the Closing Date, the Purchaser or the Vendors determine, or becomes aware that an “advisor” (as is defined for purposes of section 237.3 or section 237.4 of the ITA) has determined, that the transactions contemplated by the Transaction are or would be subject to the reporting requirements under section 237.3 or the notification requirements under section 237.4 of the ITA (the “Disclosure Requirements”), the Purchaser or the Vendors, as the case may be, will promptly inform the other Party of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and the Parties will cooperate in good faith to determine the applicability of such requirements. In the event that, following such cooperation, it is ultimately determined that any Party is required to file any applicable information return, notification and/or disclosure in accordance with the Disclosure Requirements (in each case, a “Mandatory Disclosure”), each Party required to file a Mandatory Disclosure (a “Disclosing Party”) shall submit to the other Party a draft of such Mandatory Disclosure at least 30 days before the date on which such Mandatory Disclosure is required by Law to be filed, and such other Party shall have the right to make reasonable comments or changes on such draft by communicating such comments or changes in writing to the Disclosing Party at least 15 days before the date on which such Mandatory Disclosure is required by Law to be filed. The Disclosing Party shall consider in good faith any such comments or changes proposed by the other Party and shall incorporate such comments or changes which the Disclosing Party determines are reasonable and in accordance with Law.

7.12            Tax Elections.

(1)            If it is determined that the Corporation made an “excessive eligible dividend designation”, as defined in subsection 89(1) of the ITA, the Vendors hereby concur with (or shall cause the recipient of the relevant dividend to concur with) the making of an election under subsection 185.1(2) of the ITA in respect of the full amount thereof as described in subsection 185.1(3) of the ITA, and such election shall be made by the Corporation in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the ITA.

(2)            If it is determined that the Corporation has made an election under subsection 83(2) of the ITA in respect of the full amount of any dividend payable by it on shares of any class of its capital stock and the full amount of such dividend exceeded the amount of its “capital dividend account”, as defined in the ITA, immediately before the dividend became payable, the Vendors hereby concur with (or shall cause the recipient of the relevant dividend to concur with) the making of an election under subsection 184(3) of the ITA in respect of such dividend as described in subsection 184(4) of the ITA.

7.13            Founders and Founder Shareholders.

(a)	Hany in respect of the Guirguis Vendors, Alex in respect of the Grant Vendors and Ken in respect of the Molnar Vendors, will take such actions as may be required in order to ensure that such Vendors comply with all of their respective obligations set out in this Agreement.

(b)	Each of the Guirguis Vendors hereby absolutely, irrevocably and unconditionally guarantees to the Purchaser the due and punctual performance and discharge of the obligations of the Guirguis Trust and each of the other Guirguis Vendors hereunder (including all indemnification and payment obligations of the Guirguis Trust), if, as and when those obligations become due hereunder. If any of the Guirguis Vendors fails to discharge any of such obligation when due, then each of the other Guirguis Vendors shall, on demand by the Purchaser, satisfy or cause to be satisfied the applicable obligations.

(c)	Each of the Grant Vendors hereby absolutely, irrevocably and unconditionally guarantees to the Purchaser the due and punctual performance and discharge of the obligations of the Grant Trust and each of the other Grant Vendors hereunder (including all indemnification and payment obligations of the Grant Trust), if, as and when those obligations become due hereunder. If any of the Grant Vendors fails to discharge any of such obligation when due, then each of the other Grant Vendors shall, on demand by the Purchaser, satisfy or cause to be satisfied the applicable obligations.

(d)	Each of the Molnar Vendors hereby absolutely, irrevocably and unconditionally guarantees to the Purchaser the due and punctual performance and discharge of the obligations of the Molnar Trust and each of the other Molnar Vendors hereunder (including all indemnification and payment obligations of the Molnar Trust), if, as and when those obligations become due hereunder. If any of the Molnar Vendors fails to discharge any of such obligation when due, then each of the other Molnar Vendors shall, on demand by the Purchaser, satisfy or cause to be satisfied the applicable obligations.

The guarantees contained in this Section 7.13 shall be guarantees of payment and performance and not of collection, and each of Hany, Alex and Ken hereby agree that their obligations hereunder shall be primary and unconditional (and not as a surety), subject in all respects to the terms and conditions of this Agreement. Further, each of the Guirguis Vendors, Grant Vendors and Molnar Vendors acknowledges that it will receive substantial direct and indirect benefits from the Transactions and the guarantees provided in this Section 7.13 are knowingly made in contemplation of such benefits.

7.14            Transaction Personal Information.

(a)	Where required by Applicable Law, the Purchaser will notify the individuals to whom the Transaction Personal Information relates, within a reasonable time after the Transaction is completed, that the Transaction has been completed and that their personal information has been disclosed.

(b)	Following the completion of the Transaction, the Purchaser agrees:

(i)	to use and disclose the Transaction Personal Information solely for the purposes for which the Transaction Personal Information was collected, permitted to be used or disclosed before the Transaction was completed;

(ii)	to protect the Transaction Personal Information by security safeguards appropriate to the sensitivity of the information; and

(iii)	to give effect to any withdrawal of consent by any individual to whom the Transaction Personal Information relates.

Article 8
TERMINATION

8.1            Grounds for Termination.

This Agreement may be terminated on or prior to the Closing Date:

(a)	by the mutual written agreement of the Vendors and the Purchaser;

(b)	by written notice from the Purchaser to the Vendors as permitted in Section 5.2 or 7.4; or

(c)	by written notice from the Vendors to the Purchaser as permitted in Section 5.4.

8.2            Effect of Termination. If this Agreement is terminated:

(a)	by the Vendors or by the Purchaser under Section 8.1, subject to Section 8.2(b), all further obligations of the Parties under this Agreement shall terminate, except for the obligations under Sections 7.1, 7.3, 9.1 and 9.2., which shall survive such termination; or

(b)	by a Party under Section 8.1(b) or 8.1(c) and the right to terminate arose because of a breach of this Agreement by the other Party (including a breach by the other Party resulting in a condition in favour of the terminating Party failing to be satisfied), then, the other Party shall remain fully liable for any and all Damages sustained or incurred by the terminating Party directly or indirectly as a result thereof.

Article 9
GENERAL

9.1            Expenses. Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Transactions (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).

9.2            Public Announcements. Except to the extent otherwise required by Applicable Law or with the prior consent of the other Party, no Party shall make any public announcement regarding this Agreement or the Transactions. Without limiting the generality of the foregoing, the no public announcement regarding this Agreement or the Transactions will include the amounts paid or payable under this Agreement unless required by Applicable Law or with the consent of all Parties.

9.3            Notices.

(1)            Mode of Giving Notice. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by fax, e-mail (return receipt requested) or other similar means of electronic communication, in each case to the applicable address set out below:

(a)	if to the Guirguis Vendors (or any of them), to:

1635 Country Walk Drive

Ottawa, ON K1C 8E2

E-mail:            hguirguis@icortechnology.com

(b)	if to the Grant Vendors (or any of them), to:

684 Promenade Des Erables

Casselman, ON K0A 1M0

E-mail:            sgrant@icortechnology.com

(c)	if to the Molnar Vendors (or any of them), to:

6903 Lake Forest Walk

Greely, ON K4P 1R7

E-mail:            kmolnar@icortechnology.com

in each case above, with a copy (which shall not constitute notice) to:

Gowling WLG (Canada) LLP

160 Elgin Street, Suite 2600

Ottawa, ON K1P 1C3

Attention:      Daniel Scott

E-mail:           daniel.scott@gowlingwlg.com

(d)	if to the Purchaser to:

c/o Cadre Holdings, Inc.

13386 International Pkwy

Jacksonville, FL 32218

Attention:      Blaine Browers

Email:            Blaine.Browers@safariland.com

-and-

Attention:      Gray Hudkins

Email:            ghudkins@kanders.com

with a copy (which shall not constitute notice) to:

Borden Ladner Gervais LLP

Bay Adelaide Centre, East Tower

22 Adelaide Street West, Suite 3400

Toronto, ON, Canada

M5H 4E3

Attention:      Stefan Timms

E-mail:           STimms@blg.com

(2)            Deemed Delivery of Notice. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing, e-mailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed, e-mailed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3)            Change of Address. Any Party may from time to time change its address under this Section 9.3 by notice to the other Parties given in the manner provided by this Section 9.3.

9.4            Time of Essence. Time shall be of the essence of this Agreement in all respects.

9.5            Further Assurances. Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Parties may require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

9.6            Entire Agreement. This Agreement, together with each other agreement, certificate and instrument expressly referenced herein, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including the letter of intent between Affiliates of the Parties dated October 18, 2023. There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement.

9.7            Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

9.8            Waiver. A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver, and then only in the specific instance and for the specific purpose for which it has been given. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by another Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

9.9            Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.10            Attornment. Each Party agrees (a) that any Legal Proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (b) that it irrevocably waives any right to, and shall not, oppose any such Legal Proceeding in the Province of Ontario on any jurisdictional basis, including forum non conveniens; and (c) not to oppose the enforcement against it in any other jurisdiction of any Order duly obtained from an Ontario court as contemplated by this Section 9.10.

9.11            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in such Province, and this Agreement shall be treated, in all respects, as an Ontario contract.

9.12            Successors and Assigns; Assignment. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, the Purchaser may assign or transfer all or any part of its rights and obligations under this Agreement to an Affiliate of the Purchaser without written consent, provided that no such assignment or transfer shall relieve the Purchaser of its obligations under this Agreement.

9.13            Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties, and except as specifically provided for in Section 6.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.14            Creation and Use of Electronic Document. This Agreement and any counterpart of it may be created, provided, received, retained or otherwise used, and will be accepted, in any digital, electronic or other intangible form.

9.15            Electronic Signatures and Deliver. This Agreement and any counterpart of it may be:

(a)	signed by manual, digital or other electronic signatures; and

(b)	delivered or transmitted by any digital, electronic or other intangible means, including by e-mail or other functionally equivalent electronic means of transmission,

and that execution, delivery and transmission will be valid and legally effective to create a valid and binding agreement between the Parties.

9.16            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument.

9.17            Language. The Parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les parties aux présentes ont exigé que le présent contrat et tous autres contrats, documents ou avis afférents aux présentes soient rédigés en langue anglaise.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

Vendor Group Entities:

/s/ Hany Guirguis
HANY GUIRGUIS

2491189 ONTARIO INC.

	By:	/s/ Hany Guirguis
		Name:	Hany Guirguis
		Title:	President

THE GUIRGUIS FAMILY TRUST

	By:	/s/ Hany Guirguis
		Name:	Hany Guirguis
		Title:	Trustee

/s/ Alexander Grant
ALEXANDER GRANT

2491191 ONTARIO INC.

	By:	/s/ Alexander Grant
		Name:	Alexander Grant
		Title:	President

THE GRANT FAMILY TRUST

	By:	/s/ Alexander Grant
		Name:	Alexander Grant
		Title:	Trustee

Share Purchase Agreement

/s/ Kenneth Molnar
KENNETH MOLNAR

2491190 ONTARIO INC.

By:	/s/ Kenneth Molnar
	Name:	Kenneth Molnar
	Title:	President

THE MOLNAR FAMILY TRUST

By:	/s/ Kenneth Molnar
	Name:	Kenneth Molnar
	Title:	Trustee

Purchaser:	1000694376 ONTARIO INC.

	By:	/s/ Rob Reynolds
		Name:	Rob Reynolds
		Title:	President and Director

Share Purchase Agreement

Exhibit A

VENDORS AND PURCHASED SHARES

Exhibit A

Exhibit B

VENDOR ACCOUNTS

Exhibit B

Exhibit C

CLOSING DATE WORKING CAPITAL CALCULATIONS

Exhibit C

Exhibit D

MK4 INVENTORY

Exhibit D